Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

BY AND AMONG

ELECTRO SCIENTIFIC INDUSTRIES, INC.,

ZIRKON MERGER SUB, LLC

AND

ZYGO CORPORATION

Dated as of October 15, 2008

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 15, 2008 (this “Agreement”), is by and among Electro Scientific Industries, Inc., an Oregon corporation (“Parent”), Zirkon Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Zygo Corporation, a Delaware corporation (the “Company”). Unless the context clearly indicates otherwise, capitalized terms used in this Agreement are defined in Section 9.1.

RECITALS:

WHEREAS, the boards of directors of the Company (the “Company Board”) and Parent (the “Parent Board”) and the manager of Merger Sub have each determined that it is in the best interests of such party and its stockholders or, in the case of Merger Sub, its sole member, and declared it advisable, to enter into this Agreement providing for the Merger (as hereinafter defined) of the Company with and into Merger Sub, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has approved this Agreement in accordance with the DGCL and the Parent Board has approved this Agreement, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has resolved to recommend that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”), and the Parent Board has resolved to recommend that the Parent Stockholders approve the issuance of the Merger Consideration in the Merger (the “Parent Board Recommendation”), in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization.”

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and the DGCL, and in reliance upon the representations, warranties, covenants and agreements contained herein, the Company will merge with and into Merger Sub at the Effective Time and the separate corporate existence of the Company shall thereupon cease (the “Merger”). Merger Sub shall be the surviving company (sometimes hereinafter referred to as the “Surviving Company”) and shall continue to be governed by the laws of the State of Delaware, and the limited liability company existence of Merger Sub, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Section 1.3 and Section 1.4. The effect of the Merger will be as provided in the applicable provisions of the DGCL, the DLLCA and the terms of this Agreement.

Section 1.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of, the DLLCA and the DGCL and shall make all other filings or recordings required under the DLLCA and the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware on the Closing Date, or at such subsequent date or time as the Company and Parent agree in writing and specify in the Certificate of Merger. The date and time the Merger becomes effective is hereinafter referred to as the “Effective Time.”

Section 1.3 Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.

(a) At the Effective Time, paragraph 1 of the certificate of formation of Merger Sub shall be amended to read in its entirety as follows: “The name of the limited liability company (the “Company”) is Zygo, LLC.” The certificate of formation of Merger Sub, as so amended, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the limited liability company agreement of Merger Sub shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with its terms, the certificate of formation of the Surviving Company and as provided by Law.

Section 1.4 Managers and Officers. The managers and officers of Merger Sub immediately prior to the Effective Time shall be the managers and officers of the Surviving Company immediately following the Effective Time, each to serve as a manager or officer in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

Section 1.5 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 31st Floor, New York, NY 10103 at 10:00 a.m. as soon as practicable, and in any event not later than the second Business Day following the date on which the conditions to the Closing set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived or at such other place, time and date as the parties hereto may agree in writing (the “Closing Date”). At the conclusion of the Closing, the parties hereto will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.

ARTICLE II

CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

Section 2.1 Conversion or Cancellation of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a) Each share of the Company’s $0.10 par value common stock (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub and (ii) shares of Company Common Stock held in the Company’s treasury), shall be converted into the right to receive 1.0233 (the “Exchange Ratio”) shares of Parent Common Stock (the “Merger Consideration”).

(b) Each share of Company Common Stock issued and held in the Company’s treasury shall (i) be canceled and retired without payment of any consideration therefor and (ii) cease to exist.

(c) Each share of Company Common Stock held by Parent, Merger Sub or any other Subsidiary of Parent shall (i) cease to be outstanding, (ii) be canceled and retired without payment of any consideration therefor, and (iii) cease to exist.

(d) All shares of Company Common Stock outstanding at the Effective Time and converted into the right to receive Merger Consideration pursuant to this Section 2.1 (collectively, the “Shares”), shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Shares (a “Certificate”) and non-certificated Shares represented by a book entry (the “Book Entry Shares”) shall thereafter represent the right to receive, with respect to each underlying Share, the Merger Consideration, plus any unpaid dividends with a record date prior to the Effective Time, upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.4 hereof.

Section 2.2 Merger Sub Limited Liability Company Interest. Each issued and outstanding limited liability company interest of Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holder of such limited liability company interest, be converted into one validly issued limited liability company interest of the Surviving Company.

Section 2.3 Company Options and Other Equity Awards.

(a) Prior to the Effective Time, each of the Company and Parent shall take all action as is necessary to cause each option to purchase shares of Company Common Stock (each, a “Company Option”) outstanding immediately prior to the Effective Time under any stock option, equity compensation plan or agreement (the “Company Stock Plans”) having an exercise price that is not more than $40 (“Continuing Options”) to, at the Effective Time and without any further action on the part of the holder thereof, be converted into an option to purchase the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Continuing Options multiplied by (y) the Exchange Ratio. The exercise price per share for each Continuing Option after the Effective Time will be determined by dividing the per share exercise price for such Continuing Option immediately before the Effective Time by the Exchange Ratio (rounded up to the nearest cent). The term, exercisability, and vesting schedule of each Continuing Option will to the extent permitted by Law be unchanged.

(b) Prior to the Effective Time, the Company shall take all action as is necessary to cause all options to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time under the Company Stock Plans having an exercise price greater than $40 per share, whether vested or unvested, to terminate immediately prior to the Effective Time and to be of no further force or effect.

(c) Except as otherwise provided in this Section 2.3(c), the terms and provisions of any restricted stock purchase agreement or similar agreement entered into pursuant to any Company Option Plan (“Restricted Stock Agreement”), which is in effect immediately prior to the Effective Time will continue in full force and effect following the Effective Time and shall apply to all shares of Parent Common Stock held by any Person as a result of the conversion of unvested Company Common Stock held by any Person as a result of the conversion of unvested Company Common Stock subject to the Restricted Stock Agreement (“Company Restricted Stock”) in the Merger. Subject to this Section 2.3(c), each share of Company Restricted Stock outstanding immediately before the Effective Time will be converted into the right to receive the Merger Consideration. The vesting schedule and all other terms and conditions of each Restricted Stock Agreement will to the extent permitted by Law be unchanged.

(d) Prior to the Effective Time, the Company shall take all action as is necessary to cause each restricted stock unit outstanding immediately prior to the Effective Time under any Company Stock Plan (a “Company Restricted Stock Unit”) to be converted as of the Effective Time into restricted stock units with respect to a number of shares of Parent Common Stock determined by multiplying the number of unvested shares of Company Common stock subject to such Company Restricted Stock Unit by the Exchange Ratio, rounded down to the nearest whole share, with the other terms and conditions of such award agreements to remain unchanged to the extent permitted by Law.

(e) The Company shall take all action that is necessary to (i) cause the exercise of each outstanding purchase right under the Company’s Employee Stock Purchase Plan (the “Company ESPP”) no less than five Business Days prior to the Effective Time; (ii) provide that no further purchase period or offering period shall commence under the Company ESPP following the date of this Agreement; (iii) to limit participation in the Company ESPP to those employees who were participants on the date hereof; (iv) prevent any participant from increasing his payroll deduction election or purchase elections from those in effect on the date hereof; and (v) terminate the Company ESPP immediately prior to and effective as of the Effective Time.

(f) Notwithstanding anything to the contrary contained herein, Company Options, Company Restricted Stock and Company Restricted Stock Units that are converted into equivalent awards pursuant to this Section 2.3 shall be subject to the same vesting provisions applicable prior to conversion.

Section 2.4 Exchange of Shares.

(a) As soon as practicable after the Effective Time, Parent’s transfer agent (the “Transfer Agent”) shall mail to each holder of record of one or more Certificates or Book Entry Shares whose Shares are being converted into the Merger Consideration pursuant to Section 2.1 a letter of transmittal (which shall be in customary form, and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares shall pass, only upon delivery of the Certificates or Book Entry Shares to the Transfer Agent) and instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book Entry Share for exchange and cancellation to the Transfer Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor the amount of Merger Consideration provided in Section 2.1, and the Certificate or Book Entry Share so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of Certificates or Book Entry Shares.

(b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares are presented for transfer to the Transfer Agent, each such Certificate shall be cancelled and exchanged for the Merger Consideration provided in Section 2.1. In the event of a transfer of ownership of any share of Company Common Stock prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such share of Company Common Stock shall be paid to the transferee of such share of Company Common Stock if the Certificate or Book Entry Share that previously represented such share is presented to the Transfer Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) None of the Company, Parent, the Transfer Agent or any other Person shall be liable to any former Company Stockholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Transfer Agent to comply with Regulations to which the Transfer Agent is subject, the posting by such Person of a bond in such amount as the Transfer Agent may determine is reasonably necessary to comply with such regulations as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, or, if no bond is required, an indemnification agreement reasonably acceptable to Parent and Transfer Agent, the Transfer Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration such Company Stockholder has a right to receive pursuant to this Article II.

(e) No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to any rights as a shareholder of Parent. In lieu of a fractional share, Parent will pay any holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of the certificates therefor an amount of cash (without interest) determined by multiplying (a) the average of the closing sale prices for a share of Parent Common Stock (as adjusted for stock splits, dividends, and the like) as reported on NASDAQ for the five (5) consecutive trading days ending with, and including, the trading day immediately prior to the Closing Date by (b) the fractional share interest in Parent Common Stock to which such holder would otherwise be entitled. The provisions of this Section 2.4(e) will apply to the aggregate number of shares of Company Common Stock held by each holder thereof and each such holder will be required to simultaneously surrender all Certificates or Book Entry Shares relating to shares of Company Common Stock held by such holder in accordance with the provisions of Section 2.4 in order to surrender any such Certificate or Book Entry Share.

Section 2.5 Withholding. Parent, the Surviving Company and the Transfer Agent shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement (including pursuant to Section 2.3) such amounts as Parent, the Surviving Company and the Transfer Agent are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock and such other Persons, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Company and the Transfer Agent.

Section 2.6 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon or other similar event with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.7 Alternative Structure. The parties agree that if either the Company or Parent requests that the Merger be revised so that Merger Sub is merged with and into the Company at the Effective Time, with the Company as the Surviving Company in the Merger (i.e., a “reverse subsidiary merger”), the Merger shall be consummated in such revised manner; provided, however, the Merger will be revised in accordance with this Section 2.7 if and only if counsel for each of the Company and Parent specified in Section 6.15 hereof are able, each in the exercise of its sole and absolute discretion, to render the opinions provided for in Sections 6.15(d) and (e) hereof that the Merger as so revised will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code; and provided further, that the Merger as so revised is reasonably likely to be consummated in as timely a manner as would be the case utilizing the structure currently provided for in Section 1.1 hereof. If either such counsel is not able, in its sole and absolute discretion, to render the opinion that the Merger as revised will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, or the revised transaction cannot be consummated in as timely a manner as set forth in the prior sentence, the Merger will be undertaken in accordance with Section 1.1, subject to all other conditions contained in this Agreement. The foregoing shall not be construed to limit the activities permitted to be undertaken by the Company or Parent which would not be inconsistent with a tax-free reorganization under the structure of the transaction as currently set forth in Section 1.1, but which may otherwise be inconsistent with a tax-free reorganization undertaken as a reverse subsidiary merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed or incorporated by reference in the Company SEC Documents or (ii) as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), which disclosure shall be subject to Section 9.12 hereof, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries. The Company and each Company Subsidiary are legal entities duly organized, validly existing and in good standing (or, to the extent the applicable jurisdiction does not recognize the concept of good standing, the most closely equivalent concept) under the Laws of their respective jurisdictions of incorporation or organization, have the corporate power to own, lease and operate their respective properties and to carry on their respective businesses as are now being conducted and are duly qualified and in good standing to do business in each jurisdiction where its properties (whether owned, leased or operated) or its business conducted require such qualification, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Certificate of Incorporation and Bylaws. The Company has furnished or made available to Parent complete and correct copies of the certificate of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each Company Subsidiary. None of the Company or any of the Company Subsidiaries is in violation of any provision of its organizational documents, except such violations as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock. As of September 25, 2008, (i) 17,067,358 shares of Company Common Stock are issued and outstanding (including 257,225 shares of Company Restricted Stock), all of which are duly authorized, validly issued, fully-paid and non-assessable, (ii) 2,104,319 shares of Company Common Stock are held in the treasury of the Company, (iii) Company Options to purchase an aggregate of 2,155,086 shares of Company Common Stock are outstanding and (iv) Company Restricted Stock Units to receive an aggregate of 472,800 shares of Company Common Stock are outstanding. Between September 25, 2008 and the date hereof, no shares of Company Common Stock have been issued by the Company except (A) upon the exercise of outstanding Company Options, (B) in connection with the settlement of Company Restricted Stock Units, and (C) purchases made pursuant to the Company ESPP. There are no bonds, debentures, notes or other indebtedness or securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company are issued or outstanding. Section 3.3(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of all rights to purchase any issued or unissued capital stock of the Company and the Company Subsidiaries, or obligating the Company or any of the Company Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company or any of the Company Subsidiaries and any preemptive rights relating to the Company or the Company Subsidiaries. All shares of Company Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock were issued, and no Company Options were granted, in violation of preemptive rights of any Person. No shares of Company Common Stock are held by any Company Subsidiary.

(b) As of the date hereof, none of the Company or any of the Company Subsidiaries has, nor on the Closing will any of them have (except as permitted by Section 5.2), any contractual or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company Subsidiaries or any other Person, except in connection with the Company’s right to accept shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Company Options, the vesting of restricted stock awards or the settlement of Company Restricted Stock Units. All of the outstanding shares of capital stock and voting securities of each Company Subsidiary are owned, directly or indirectly, by the Company and are duly authorized, validly issued, fully paid and nonassessable, were issued without violation of preemptive rights of any Person, and those shares of capital stock and voting securities of each of the Company Subsidiaries owned by the Company, directly or indirectly, are free and clear of all Liens. Except as otherwise set forth in this Section 3.3 or in the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(c) As of the date hereof, neither the Company nor any of the Company Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than Company Subsidiaries) or any direct or indirect equity or ownership interest in any other business nor will the Company or any Company Subsidiary have any of the foregoing on the Closing Date except as permitted by Section 5.2.

Section 3.4 Authorization of Agreement; No Violation.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the adoption of this Agreement by (and receipt of) Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery by the Company of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement, will (i) violate the Company Charter or Company Bylaws or comparable governing documents of the Company Subsidiaries, or (ii) assuming that the Company Consents are duly obtained, (x) violate any Law applicable to the Company or any of the Company Subsidiaries, or (y) result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or give others a right of termination under, or result in the creation of a Lien on any property or asset of the Company or the Company Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party or by which it or any of its properties or assets is bound, except (in the case of clause (ii) above) for such violations, breaches, defaults, loss of benefits or Liens which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Consents and Approvals. Except for (i) any approvals or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any applicable foreign antitrust laws, (ii) the Company Stockholder Approval, (iii) the filing with the SEC of (A) a joint proxy statement/prospectus (as amended or supplemented, the “Joint Proxy Statement/Prospectus”) to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting and to the stockholders of Parent in connection with the Parent Stockholders Meeting, to be prepared in accordance with the Exchange Act, and (B) such other reports or filings under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) such filings as may be required under the rules and regulations of NASDAQ, (vi) the consents, notices and approvals set forth in Section 3.5 of the Company Disclosure Letter (which includes without limitation any consents and approvals required under any Company Material Contract and any Company Real Property Lease), (vii) such consents, notices, approvals or filings in connection with any state or local Tax which is attributable to the beneficial ownership of the Company’s real property, if any, (viii) such filings and consents as may be required by any applicable state securities or “blue sky” laws or state takeover laws, (ix) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the Transactions (the consents referred to in clauses (i) through (ix), the “Company Consents”) and (x) such additional consents, notices and approvals, the failure of which to make or obtain would not have a Company Material Adverse Effect, no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

Section 3.6 SEC Documents; Financial Statements.

(a) The Company has furnished or made available (including via EDGAR) to Parent complete and correct copies of all forms, documents, statements and reports filed by the Company with, or furnished by the Company, to the SEC since June 30, 2007 (such forms, documents, statements and reports, including any amendments thereto, the “Company SEC Documents”). The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since June 30, 2007. As of their respective filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and SOX applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Company SEC Document. The Company has made available to Parent copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, since June 30, 2007. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(b) The financial statements of the Company, including the notes thereto, included in the Company SEC Documents (collectively, the “Company Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP (except in the case of unaudited quarterly reports, as indicated in the notes thereto) applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto). The Company Financial Statements fairly present in all material respects the consolidated financial condition and operating results of the Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX.

(d) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant roles in the Company’s internal controls over financial reporting. As of the date hereof, to the actual knowledge (without independent inquiry or investigation) of the chief executive officer, chief accounting officer or corporate controller of the Company, (y) the Company has not identified any material weaknesses in internal controls and (z) the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(e) Each of the “principal executive officer” and the “principal financial officer” (each, as defined under SOX) of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents. Neither the Company nor any

Company Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of SOX.

Section 3.7 Undisclosed Liabilities. As of the date hereof, to the Knowledge of the Company, there exist no liabilities or obligations of the Company and the Company Subsidiaries that are material to the Company, whether accrued, absolute, contingent or threatened, either matured or unmatured, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Company Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of the Company and the Company Subsidiaries consistent with past practice since the last such Company Financial Statements, (iii) liabilities incurred in connection with this Agreement or the transactions contemplated by this Agreement, or (iv) liabilities or obligations that are not, individually or in the aggregate, material to the Company.

Section 3.8 Absence of Certain Changes or Events. Except in connection with this Agreement and the transactions contemplated herein, since June 30, 2008, there has not been:

(a) Any event, change or effect that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) Any direct or indirect declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Company Common Stock, or any direct or indirect repurchase, redemption or other acquisition by the Company of any shares of its stock (other than (i) pursuant to the Company’s previously announced stock repurchase program and (ii) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Company Options or the lapse of restrictions on Company Restricted Stock or the vesting of Company Restricted Stock Units);

(c) Any (i) granting by the Company or any of its Subsidiaries to any director or executive officer of the Company of (A) any increase in compensation, bonus, insurance, pension or other benefits, (B) any increase in severance or termination pay or (C) any special bonus or remuneration, (ii) written employment contract executed or amended, or (iii) change in personnel policies, in each case except in the ordinary course of business consistent with past practice, as required by any employment, severance or termination agreement in effect as of the date hereof or as otherwise contemplated by this Agreement or as disclosed in Section 3.14(d) of the Company Disclosure Letter;

(d) Any change by the Company in accounting principles, except for any change resulting from a change in GAAP; or

(e) Any amendment to the Certificate of Incorporation or Bylaws of the Company or the charter documents of any Company Subsidiary.

Section 3.9 Company Assets.

(a) The Company or the Company Subsidiaries, individually or together, own, lease or have the right to use all of their properties and assets reflected in the Company’s Form 10-K filed with the SEC for the period ended June 30, 2008, other than as set forth in Section 3.9(a) of the Company Disclosure Letter or any properties or assets that have been sold or otherwise disposed of since June 30, 2008 in the ordinary course of business consistent with past practice (all such properties and assets being referred to as “Company Assets”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has good title to, or in the case of leased or subleased Company Assets, valid and subsisting leasehold interests in, all of the Company Assets free and clear of Liens, other than (i) Permitted Encumbrances and (ii) Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.9(b) of the Company Disclosure Letter lists all real property that any of the Company and its Subsidiaries own. With respect to each such parcel of owned real property:

(i) there are no easements, covenants, or other restrictions material to such property, other than Permitted Encumbrances;

(ii) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property which materially impact the use of the property;

(iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and

(iv) the Company has title insurance with respect to each such parcel and has delivered to Parent true and correct copies of such policies.

(c) Section 3.9(c) of the Company Disclosure Letter contains a list of all real property currently leased or occupied by the Company or Company Subsidiaries with monthly rental payments in excess of $30,000, including the dates of and parties to all leases and any amendments thereof (such leases, as amended, the “Company Real Property Leases”). All of the Company Real Property Leases have been made available to Parent.

Section 3.10 Company Material Contracts.

(a) Except for those agreements and other documents (i) set forth in the exhibit index of the Company’s Annual Report on Form 10-K for the year ended June 30, 2008, (ii) permitted by Section 5.2, or (iii) set forth in Section 3.10(a) of the Company Disclosure Letter, neither Company nor any of the Company Subsidiaries is a party to, bound by or subject to any Contract (A) that is a “Material Contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, or (B) the loss of which would reasonably be expected to have a Company Material Adverse Effect. Each Contract of the type described in this Section 3.10(a) is referred to herein as a “Company Material Contract.”

(b) To the Knowledge of the Company, each Company Material Contract is in full force and effect and is valid, binding and enforceable by the Company or Company Subsidiaries in accordance with its terms, except (i) as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought, and (ii) to the extent that it has previously expired in accordance with its terms. Neither the Company nor any Company Subsidiaries is in breach or violation of or in default under (and no event has occurred which, with the passage of time or the giving of notice or both would constitute a breach or violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or other assets is bound, except for those breaches, violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company does not have any Knowledge of any default by any other party to any Company Material Contract or of any event (whether with or without notice, lapse of time or both) that would constitute a material default by any other party with respect to obligations of that party under any Company Material Contract, except for such defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Compliance with Applicable Law; Permits.

(a) The Company and the Company Subsidiaries have complied with all applicable Laws, and are not in violation of, and have not received any notices of violation with respect to, any Laws applicable to the Company or the Company Subsidiaries or by which any of their assets and properties are bound, except for such noncompliance and violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have obtained all Permits that are necessary to carry on their businesses as conducted as of the date hereof. The Company and the Company Subsidiaries have complied with, and are not in violation of, any Permit, except where such noncompliance or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all such Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

Section 3.12 Environmental Conditions.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect or except as described in Section 3.12(a) of the Company Disclosure Letter:

(i) the business and assets of the Company and the Company Subsidiaries are and, for the last ten (10) years and, to the Knowledge of the Company, for all periods prior thereto, have been in compliance with all Environmental Laws (as defined below) and all Permits required under any Environmental Laws (“Environmental Permits”);

(ii) there are no pending or, to the Knowledge of the Company, threatened claims, actions or proceedings against the Company or the Company Subsidiaries under any Environmental Law or Environmental Permit;

(iii) all products, materials and wastes generated in connection with the business of the Company and the Company Subsidiaries are and have been sold, transported and/or disposed of off-site in compliance with all Environmental Laws;

(iv) no Hazardous Substance has been disposed of, spilled, leaked or otherwise released or is present on, in, under or from the real property currently or, to the Knowledge of the Company, historically leased, owned or occupied by the Company or the Company Subsidiaries, except in compliance with Environmental Laws or except at concentrations allowed under Environmental Laws;

(v) none of the assets of the Company or the Company Subsidiaries, or the improvements on the real property currently leased, owned or occupied by the Company or the Company Subsidiaries, have incorporated into them during the period of leasing, ownership or occupancy by the Company or the Company Subsidiaries and, with respect to real property not owned by the Company or any Company Subsidiary, as a result of the Company’s or any Company Subsidiaries’ activities at or on such non-owned real property, any asbestos, lead paint, urea formaldehyde foam insulation, polychlorinated biphenyls or any other Hazardous Substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment, except for in such condition, location, or concentration as is allowed by Environmental Laws; and

(vi) the Company has made available to Parent copies of all material, non-privileged environmental reports, records, and assessments in the possession, custody or control of the Company relating to the environmental conditions of any real property owned or operated by the Company or the Company Subsidiaries and to the operations of the Company or the Company Subsidiaries.

(b) For the purpose of this Agreement, the following terms have the following meanings: (i) “Environmental Law” means any applicable federal, state, foreign or local statute, ordinance or regulation in effect as of the Closing Date pertaining to the protection of the environment or human health and safety as it relates to environmental protection and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and (ii) “Hazardous Substance” means any substance, material or waste as defined, listed or regulated under any Environmental Law as hazardous, toxic, radioactive or infectious, and includes without limitation radioactive material and petroleum oil and its fractions. For purposes of this Section 3.12 only, “Company Subsidiaries” means both current Subsidiaries of the Company and historical Subsidiaries of the Company at the time owned by the Company.

Section 3.13 Legal Proceedings. Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company, any of the Company Subsidiaries, any or their respective officers or directors in their capacities as such, or any of the properties or business of the Company or any Company Subsidiary, in each case which would reasonably be expected to have a Company Material Adverse Effect. There is no Order imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter lists all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of the governing plan documents and, where applicable, (i) documents governing any related trust or other funding vehicle, (ii) the summary plan description including any summary of material modifications currently in effect, (iii) the most recent IRS Form 5500 filing, (iv) the most recent annual audited financial statement, and (v) the most recent IRS determination or opinion letter.

(b) No Company Benefit Plan is subject to either Section 412 of the Code or Title IV of ERISA and, in the six years preceding the date hereof, neither the Company nor any ERISA Affiliate has sponsored, maintained or contributed to, or had any obligation to sponsor, maintain or contribute to, any employee benefit plan subject to Title IV of ERISA. No Company Benefit Plan is a “multiemployer plan” within the meaning of the Code or Section 3(37) of ERISA and neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to a multiemployer plan. No Company Benefit Plan is a multiple employer plan. No Company Benefit Plan provides directly or indirectly for health benefits for any person after termination of employment by the Company or an ERISA affiliate except for limited continuation of benefits as required by applicable Law.

(c) Each Company Benefit Plan has been maintained and administered in compliance with its terms and the provisions of applicable Laws, except where the failure to comply would not, individually or in the aggregate, result in a Company Material Adverse Effect. All material contributions, premium and benefit payments required to be made under or in connection with each Company Benefit Plan through the date hereof have been made or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and no event has occurred since the date of the most recent determination or opinion letter relating to such Company Benefit Plan that would reasonably be expected to result in the revocation of the qualified status of such Company Benefit Plan.

(d) Except as contemplated by this Agreement or as set forth in Section 3.14(d) of the Company Disclosure Letter, there are no agreements or arrangements pursuant to which, as a result of the consummation of the transactions contemplated by this Agreement, any current or former Company Employee would be entitled to receive any bonus, change in control, retention or similar benefit (including acceleration of vesting, exercise or timing of payment of an incentive award or any other form of compensation), and neither the Company nor any Company Subsidiary has made or is obligated to make any payment that is not deductible under Section 280G of the Code or subject to excise tax under Section 4999 of the Code.

(e) There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), and no pending or, to the Knowledge of the Company, threatened litigation or regulatory proceedings with respect to any Company Benefit Plans.

(f) To the Knowledge of the Company, no compensation paid or required to be paid under any Company Benefit Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code, and all equity compensation awards issued by the Company have been made, accounted for, reported and disclosed in accordance with applicable law, accounting rules and stock exchange requirements.

Section 3.15 Taxes. Except as described in Section 3.15 of the Company Disclosure Letter:

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has timely filed or caused to be timely filed all Tax Returns required to be filed by them, all such Tax Returns are correct and complete in all respects and all Taxes shown as due and payable on such Tax Returns or otherwise owing have been paid, and (ii) each of the Company and the Company Subsidiaries has withheld and paid over to the applicable Tax authorities all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.

(b) Neither the Company nor any Company Subsidiary has received written notice of any proposed or threatened Tax proceeding, examination, investigation, audit or administrative or judicial proceeding (collectively, “Tax Proceedings”) against, or with respect to, any Taxes of the Company or any Company Subsidiary, and no such Tax Proceedings are currently pending.

(c) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary has granted any extension or waiver of the limitation period applicable to any Tax, or executed any power of attorney with respect to any Tax matter, in each case that remains in effect.

(e) Neither the Company nor any Company Subsidiary is a party to any Tax sharing, allocation, or indemnification agreement or arrangement or is otherwise liable for any Tax of any other person (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries).

(f) Neither the Company nor any Company Subsidiary (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was, or was purported or intended to be, governed in whole or in part by Sections 355 or 361 of the Code.

(g) Neither the Company nor any Company Subsidiary has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.16 Intellectual Property.

(a) For purposes of this Agreement, “Intellectual Property Rights” shall mean patents, patent applications, inventions, processes, technologies, discoveries, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, trade secrets, customer lists, copyrights, copyrightable and copyrighted works, technical know-how, data bases, data collections, computer programs, registrations and applications to register the foregoing, and all other intellectual property rights of any nature.

(b) Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights used in the business of the Company and the Company Subsidiaries, with such exceptions as would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.16(b) of the Company Disclosure Letter sets forth those licenses to use Intellectual Property Rights which require consent or approval in connection with the transactions contemplated by this Agreement.

(c) The operation of the business of the Company and its Subsidiaries, as such business currently is conducted, has not infringed or misappropriated and does not infringe or misappropriate the valid Intellectual Property Rights of any Third Party, except to the extent such infringement or misappropriation has not had or would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.16(d) of the Company Disclosure Letter, no claims or proceedings are pending or, to the Knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing (including with respect to the manufacture, use or sale by the Company or any of the Company Subsidiaries of their respective commercial products) the rights of any Person with regard to any Intellectual Property Right which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.16(d) of the Company Disclosure Letter, to the Knowledge of the Company, no Person or Persons are infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right in a manner which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) No claims or proceedings are pending or, to the Knowledge of the Company, threatened with regard to: (i) the ownership by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights or (ii) the validity or enforceability of such Intellectual Property Rights, which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.16(e) of the Company Disclosure Letter, the Company has taken commercially reasonable steps to maintain and protect such Intellectual Property Rights except to the extent such failure, individually or in the aggregate, has not had or would reasonably be expected to have a Company Material Adverse Effect.

(f) Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) Parent, the Company, any Company Subsidiary or the Surviving Company granting to any third party any right to or with respect to any Intellectual Property Right owned by, or licensed to, such party, (ii) Parent, the Company, any Company Subsidiary or the Surviving Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, the Company, any Company Subsidiary or the Surviving Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by such party prior to the Closing.

Section 3.17 Labor Matters.

(a) Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization. Neither the Company nor any of the Company Subsidiaries is experiencing, as of the date of this Agreement, a dispute, strike or work stoppage except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened, except for those the formation of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is currently in compliance with all applicable Laws relating to the employment of labor, including, without limitation, those related to wages, hours, worker classification, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any of its Subsidiaries and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing, except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.17(a) of the Company Disclosure Letter, there is no claim with respect to payment of wages, salary or overtime pay or any other employment practice that is now pending or, to the Knowledge of the Company, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries, except for such claims which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 3.17(a) of the Company Disclosure Letter, no employee of the Company or its Subsidiaries is the beneficiary under an employer-sponsored non-immigrant visa. Each of the Company and its Subsidiaries is in compliance with all provisions of applicable immigration Laws, including provisions relating to the completion and retention of Form I-9, with such exceptions as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Letter, there are no written employment, commission or compensation agreements of any kind between the Company or the Company Subsidiaries and any employees. The Company has made available to Parent complete and accurate copies of all employment or supervisory manuals and employment or supervisory policies. The Company and the Company Subsidiaries do not have any agreements with employees regarding compensation of any nature, severance payments or retirement benefits, except as reflected in the items listed in Sections 3.14(d) and 3.17(b) of the Company Disclosure Letter. Except as set forth in Section 3.17(b) of the Company Disclosure Letter, there are no material consulting, independent contractor or other similar agreements of any kind between the Company or the Company Subsidiaries and any consultants or independent contractors providing for payments by the Company or any Company Subsidiary in excess of $100,000 per year which are not terminable by the Company on 30 days notice without penalty.

Section 3.18 State Takeover Laws.

(a) Assuming the representation and warranty set forth in Section 4.17(b) is true and correct, the Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Voting Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement. Assuming the representation and warranty set forth in Section 4.17(b) is true and correct, to the Knowledge of the Company, no other state takeover statute is applicable to this Agreement, the Merger, or the other transactions contemplated by this Agreement.

(b) Neither the Company nor any of its Affiliates (i) owns (directly or indirectly, beneficially or of record except through mutual funds or similar investments as to which such Person does not control investment decisions) any securities of Parent or (ii) holds any right to acquire, hold, vote or dispose of any securities in Parent. Neither the Company nor any of its Affiliates is an “interested shareholder” of Parent as defined in Section 825(5) of the OBCA. The Company represents and warrants that as of the date hereof, more than three years has lapsed since any Affiliate of the Company first became an “interested shareholder” in Parent as defined in Section 825(5) of the OBCA.

Section 3.19 Insurance. The Company has in full force and effect the insurance coverage with respect to its business and the businesses of the Company Subsidiaries set forth in Section 3.19 of the Company Disclosure Letter. From June 30, 2008 through the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice regarding any threatened termination of, or material premium increase with respect to, any of such policies.

Section 3.20 Opinion of Financial Advisor; Brokers. The Company has received a written opinion (or oral opinion to be confirmed in writing) of Goldman, Sachs & Co. (the “Company Financial Advisor”), dated as of the date hereof, that, as of the date of such opinion and subject to the qualification, limitations, and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Company Stockholders. A signed copy of such opinion will be furnished to Parent as soon as practicable for informational purposes only. Other than the Company Financial Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.21 No Other Agreements to Sell Company or its Assets. As of the date hereof, the Company has no legal obligation, absolute or contingent, to any other Person to sell any material portion of the Company’s assets, to sell the capital stock or other ownership interests of the Company (other than pursuant to Company Options, the Company ESPP, and Company Restricted Stock Units) or any of the Company Subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of the Company Subsidiaries or to enter into any agreement with respect thereto. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Company Takeover Proposal.

Section 3.22 Vote Required. The approval by a majority of the voting power represented by the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company capital stock necessary to approve the transactions contemplated by this Agreement.

Section 3.23 Foreign Corrupt Practices Act. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder.

Section 3.24 Company Information. None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, at the time it is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus is first mailed to the Parent Stockholders and the Company Stockholders, at any time between the time the Joint Proxy Statement/Prospectus is first mailed to the Parent Stockholders and the Parent Stockholders Meeting and the Company Stockholders and the Company Stockholders Meeting, including the time of each such meeting (taking into account all additional definitive proxy materials filed by the Company subsequent to such mailing of the Joint Proxy Statement/Prospectus) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement/Prospectus.

Section 3.25 Due Investigation; No Other Representations or Warranties.

(a) The Company has conducted its own investigations of Parent and the Parent Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of Parent and the Parent Subsidiaries and relevant personnel and records of Parent and the Parent Subsidiaries for such purpose. The Company and its representatives have been afforded the opportunity to meet with, ask questions of and receive answers from management of Parent in connection with the determination by the Company to enter into this Agreement and consummate the transactions contemplated herein. The Company and its Affiliates possess such knowledge of and experience in financial and business matters relating to owning and operating businesses similar to those of Parent and the Parent Subsidiaries that they are capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

(b) Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated by this Agreement, including specifically but without limitation, any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain data rooms or management presentations (including written material furnished to Parent and its agents in conjunction with such presentations) in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in Article III or in the corresponding section of the Company Disclosure Letter with reference to such applicable section’s representation or warranty.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed or incorporated by reference in the Parent SEC Documents or (ii) as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), which disclosure shall be subject to Section 9.12, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries; Merger Sub.

(a) Parent and each Parent Subsidiary are legal entities duly organized, validly existing and in good standing (or, to the extent the applicable jurisdiction does not recognize the concept of good standing, the most closely equivalent concept) under the Laws of their respective jurisdictions of incorporation or organization, have the corporate or limited liability company power to own, lease and operate their respective properties and to carry on their respective businesses as are now being conducted and are duly qualified and in good standing to do business in each jurisdiction where its properties (whether owned, leased or operated) or its business conducted require such qualification, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of the Parent Subsidiaries is in violation of any provision of the its organizational documents, except where any such violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding limited liability company interests of Merger Sub are owned directly by Parent. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person.

Section 4.2 Certificate of Incorporation and Bylaws. Parent has furnished or made available to the Company complete and correct copies of the articles of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of Parent. None of Parent or any of the Parent Subsidiaries is in violation of any provision of its organizational documents, except such violations as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, without par value (the “Parent Preferred Stock”). As of September 27, 2008, (i) 26,994,587 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully-paid and non-assessable, (ii) options to purchase an aggregate of 3,844,074 shares of Parent Common Stock (“Parent Options”) are outstanding, (iii) Parent Restricted Stock Units to receive 818,192 of Parent Common Stock at target performance levels are outstanding and (iv) no shares of Parent Preferred Stock are issued and outstanding. Between September 27, 2008, and the date hereof, no shares of Parent Common Stock have been issued by Parent except (A) upon the exercise of outstanding Parent Options, (B) in connection with the settlement of restricted stock units outstanding under any stock option, equity compensation plan or arrangement (“Parent Stock Plans”, and such units, “Parent Restricted Stock Units”), and (C) purchases made pursuant to Parent’s Employee Stock Purchase Program (the “Parent ESPP”). There are no bonds, debentures, notes or other indebtedness or securities of Parent that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which Parent Stockholders may vote. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Parent are issued or outstanding. Except for outstanding Parent Options and Parent Restricted Stock Units, as of the date hereof there are no rights to purchase any issued or unissued capital stock of Parent and the Parent Subsidiaries, or obligating Parent or any of the Parent Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or any of the Parent Subsidiaries and any preemptive rights relating to the Parent or the Parent Subsidiaries. All shares of Parent Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. No shares of Parent Common Stock were issued, and no Parent Options were granted, in violation of preemptive rights of any Person. No shares of Parent Common Stock are held by any Parent Subsidiary.

(b) As of the date hereof, none of Parent or any of the Parent Subsidiaries has, nor on the Closing Date will any of them have (except as permitted by Section 5.3), any contractual or other obligation to (i) repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any of the Parent Subsidiaries, or (ii) make any investment (in the form of a loan, capital contribution or otherwise) in any of the Parent Subsidiaries or any other Person, except in the case of clause (i) in connection with Parent’s right to accept shares of Parent Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Parent Options or the settlement of Parent Restricted Stock Units. All of the outstanding shares of capital stock and voting securities of each Parent Subsidiary are owned, directly or indirectly, by Parent and are duly authorized, validly issued, fully paid and nonassessable, were issued without violation of preemptive rights of any Person, and those shares of capital stock and voting securities of each of the Parent Subsidiaries owned by Parent, directly or indirectly, are free and clear of all Liens.

(c) As of the date hereof, neither Parent nor any of the Parent Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than Parent Subsidiaries) or any direct or indirect equity or ownership interest in any other business, nor will Parent or any Parent Subsidiary have any of the foregoing on the Closing Date except as permitted by Section 5.3.

(d) The number of authorized and unissued shares of Parent Common Stock not otherwise reserved for issuance by Parent for a specific purpose is sufficient to pay the Merger Consideration. Parent has reserved for issuance a sufficient number of shares of its authorized but unissued Parent Common Stock for the purpose of paying the Merger Consideration at the Effective Time.

Section 4.4 Authorization of Agreement; No Violation.

(a) Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and, subject to Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of Parent and the manager of Merger Sub. Parent, as sole holder of limited liability company interests of Merger Sub, has adopted and approved this Agreement and the transactions contemplated by this Agreement, including the Merger. No other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize and approve this Agreement or to consummate the transactions contemplated by this Agreement, except for the receipt of Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, will (i) violate the Parent Charter or Parent

Bylaws or comparable governing documents of the Parent Subsidiaries, or (ii) assuming that the Parent Consents are duly obtained, (x) violate any Law applicable to Parent or any of the Parent Subsidiaries, or (y) result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or give others a right of termination under, or result in the creation of a Lien on any property or asset of Parent or the Parent Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of the Parent Subsidiaries is a party or by which it or any of its properties or assets is bound, except (in the case of clause (ii) above) for such violations, breaches, defaults, loss of benefits or Liens which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Consents and Approvals. Except for (i) any approvals or filings required by the HSR Act and any applicable foreign antitrust laws, (ii) the Parent Stockholder Approval, (iii) the filing with the SEC of (A) a Registration Statement on Form S-4 (the “Registration Statement”) in accordance with the Securities Act and the filing of the Joint Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act, and (B) such other reports or filings under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA and the DGCL, (v) such filings as may be required under the rules and regulations of NASDAQ, (vi) the consents, notices and approvals set forth in Section 4.5 of the Parent Disclosure Letter (which includes without limitation any consents and approvals required under any Parent Material Contract), (vii) such filings and consents as may be required by any applicable state securities or “blue sky” laws or state takeover laws, (viii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the Transactions (the consents referred to in clauses (i) through (viii), the “Parent Consents”) and (ix) such additional consents, notices and approvals, the failure of which to make or obtain would not have a Parent Material Adverse Effect, no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement.

Section 4.6 SEC Documents; Financial Statements.

(a) Parent has furnished or made available (including via EDGAR) to the Company complete and correct copies of all forms, documents, statements and reports filed by Parent with, or furnished by Parent, to the SEC since June 2, 2007 (such forms, documents, statements and reports, including any amendments thereto, the “Parent SEC Documents”). Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since June 2, 2007. As of their respective filing dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and SOX applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Parent SEC Document. Parent has made available to the Company copies of all material written correspondence between the SEC, on the one hand, and the Parent and any of its Subsidiaries, on the other hand, since June 2, 2007. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(b) The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP (except in the case of unaudited quarterly reports, as indicated in the notes thereto) applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto). The Parent Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Parent and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) Parent has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX.

(d) Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant roles in Parent’s internal controls over financial reporting. As of the date hereof, to the actual knowledge (without independent inquiry or investigation) of the chief executive officer, chief accounting officer or corporate controller of Parent, (y) Parent has not identified any material weaknesses in internal controls and (z) Parent is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(e) Each of the “principal executive officer” and the “principal financial officer” (each, as defined under SOX) of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents. Neither Parent nor any Parent Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of Parent within the meaning of Section 402 of SOX.

Section 4.7 Undisclosed Liabilities. As of the date hereof, to the Knowledge of Parent, there exist no liabilities or obligations of Parent and the Parent Subsidiaries that are material to Parent, whether accrued, absolute, contingent or threatened, either matured or unmatured, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Parent Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of Parent and the Parent Subsidiaries consistent with past practice since the last such Parent Financial Statements, (iii) liabilities incurred in connection with this Agreement or the transactions contemplated by this Agreement, or (iv) liabilities or obligations that are not, individually or in the aggregate, material to Parent.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Reports or in connection with this Agreement and the transactions contemplated herein, since March 29, 2008, there has not been

(a) any event, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(b) Any direct or indirect declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Parent Common Stock, or any direct or indirect repurchase, redemption or other acquisition by Parent of any shares of its stock (other than (i) pursuant to Parent’s previously announced stock repurchase program and (ii) the acceptance of shares of Parent Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Parent Options or the vesting of Parent Restricted Stock Units);

(c) Any change in personnel policies, except in the ordinary course of business consistent with past practice, as required by any employment, severance or termination agreement in effect as of the date hereof or as otherwise permitted by this Agreement;

(d) any change by Parent in accounting principles, except for any change resulting from a change in GAAP; or

(e) any amendment to the Articles of Incorporation or Bylaws of Parent, other than the amendment of the Bylaws of Parent to increase the number of authorized directors as contemplated by Section 6.16.

Section 4.9 Parent Assets.

(a) Parent or the Parent Subsidiaries, individually or together, own, lease or have the right to use all of their properties and assets reflected in Parent’s Transition Report on Form 10-K for the transition period from June 3, 2007 to March 29, 2008, other than as set forth in Section 4.9(a) of the Parent Disclosure Letter or any properties or assets that have been sold or otherwise disposed of since March 29, 2008 in the ordinary course of business consistent with past practice (all such properties and assets being referred to as “Parent Assets”), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries has good title to, or in the case of leased or subleased Parent Assets, valid and subsisting leasehold interests in, all of the Parent Assets free and clear of Liens, other than (i) Permitted Encumbrances and (ii) Liens that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Section 4.9(b) of the Parent Disclosure Letter lists all real property that any of Parent and its Subsidiaries own. With respect to each such parcel of owned real property:

(i) there are no easements, covenants, or other restrictions material to such property, other than Permitted Encumbrances;

(ii) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property which materially impact the use of the property;

(iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and

(iv) Parent has title insurance with respect to each such parcel and has delivered to the Company true and correct copies of such policies.

Section 4.10 Parent Material Contracts.

(a) Except for those agreements and other documents (i) set forth in the exhibit index of Parent’s Transition Report on Form 10-K for the transition period from June 3, 2007 to March 29, 2008, (ii) permitted by Section 5.3, or (iii) set forth in Section 4.10(a) of the Parent Disclosure Letter, neither Parent nor any of the Parent Subsidiaries is a party to, bound by or subject to any Contract (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, or (B) the loss of which would reasonably be expected to have a Parent Material Adverse Effect. Each Contract of the type described in this Section 4.10(a) is referred to herein as a “Parent Material Contract.”

(b) To the Knowledge of Parent, each Parent Material Contract is in full force and effect and is valid, binding and enforceable by the Parent or Parent Subsidiaries in accordance with its terms, except (i) as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought and (ii) to the extent that it has previously expired in accordance with its terms. Neither the Parent nor any Parent Subsidiaries is in breach or violation of or in default under (and no event has occurred which, with the passage of time or the giving of notice or both would constitute a breach or violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or other assets is bound, except for those breaches, violations or defaults which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. The Parent does not have any Knowledge of any default by any other party to any Parent Material Contract or of any event (whether with or without notice, lapse of time or both) that would constitute a material default by any other party with respect to obligations of that party under any Parent Material Contract, except for such defaults which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.11 Compliance with Applicable Law; Permits.

(a) Parent and the Parent Subsidiaries have complied with all applicable Laws and are not in violation of, and have not received any notices of violation with respect to, any Laws applicable to Parent or the Parent Subsidiaries or by which any of their assets and properties are bound, except for such noncompliance and violations as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have obtained all Permits that are necessary to carry on their businesses as conducted as of the date hereof. Parent and the Parent Subsidiaries have complied with, and are not in violation of, any Permit, except where such noncompliance or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have a Parent Material Adverse Effect, all such Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of Parent, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

Section 4.12 Environmental Conditions.

(a) Except as would not reasonably be expected to have a Parent Material Adverse Effect or except as described in Section 4.12(a) of the Parent Disclosure Letter:

(i) the business and assets of Parent and the Parent Subsidiaries are and, for the last ten (10) years and, to the Knowledge of Parent, for all periods prior thereto, have been in compliance with all Environmental Laws and all Environmental Permits;

(ii) there are no pending or, to the Knowledge of Parent, threatened claims, actions or proceedings against Parent or the Parent Subsidiaries under any Environmental Law or Environmental Permit;

(iii) all products, materials and wastes generated in connection with the business of Parent and the Parent Subsidiaries are and have been sold, transported and/or disposed of off-site in compliance with all Environmental Laws;

(iv) no Hazardous Substance has been disposed of, spilled, leaked or otherwise released or is present on, in, under or from the real property currently or, to the Knowledge of Parent, historically leased, owned or occupied by Parent or the Parent Subsidiaries, except in compliance with Environmental Laws or except at concentrations allowed under Environmental Laws;

(v) none of the assets of Parent or the Parent Subsidiaries, or the improvements on the real property currently leased, owned or occupied by Parent or the Parent Subsidiaries, have incorporated into them during the period of leasing, ownership or occupancy by Parent or the Parent Subsidiaries and, with respect to real property not owned by Parent or any Parent Subsidiary, as a result of the Parent’s or any Parent Subsidiaries’ activities at or on such non-owned real property, any asbestos, lead paint, urea formaldehyde foam insulation, polychlorinated biphenyls or any other Hazardous Substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment, except for in such condition, location, or concentration as is allowed by Environmental Laws; and

(vi) Parent has made available to the Company copies of all material, non-privileged environmental reports, records, and assessments in the possession, custody or control of Parent relating to the environmental conditions of any real property owned or operated by Parent or the Parent Subsidiaries and to the operations of Parent or the Parent Subsidiaries.

For purposes of this Section 4.12 only, “Parent Subsidiaries” means both current Subsidiaries of Parent and historical Subsidiaries of Parent at the time owned by Parent.

Section 4.13 Employee Benefit Plans. No Parent Benefit Plan is subject to either Section 412 of the Code or Title IV of ERISA and, in the six years preceding the date hereof, neither Parent nor any ERISA Affiliate has sponsored, maintained or contributed to, or had any obligation to sponsor, maintain or contribute to, any employee benefit plan subject to Title IV of ERISA. No Parent Benefit Plan is a “multiemployer plan” within the meaning of the Code or Section 3(37) of ERISA and neither Parent nor any ERISA Affiliate has contributed to or been obligated to contribute to a multiemployer plan. All material contributions, premium and benefit payments required to be made under or in connection with each Parent Benefit Plan through the date hereof have been made or properly accrued. Each Parent Benefit Plan has been maintained and administered in compliance with its terms and the provisions of applicable Laws, except where the failure to comply would not, individually or in the aggregate, result in a Parent Material Adverse Effect. Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and no event has occurred since the date of the most recent determination or opinion letter relating to such Parent Benefit Plan that would reasonably be expected to result in the revocation of the qualified status of such Parent Benefit Plan. There are no pending or, to the Knowledge of the Parent, threatened claims (other than routine claims for benefits), and no pending or, to the Knowledge of the Parent, threatened litigation or regulatory proceedings with respect to any Parent Benefit Plans.

Section 4.14 Legal Proceedings. Neither Parent nor any of the Parent Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, any of the Parent Subsidiaries, any or their respective officers or directors in their capacities as such, or any of the properties or business of the Parent or any Parent Subsidiary, in each case which would reasonably be expected to have a Parent Material Adverse Effect. There is no Order imposed upon Parent, any of the Parent Subsidiaries or the assets of Parent or any of the Parent Subsidiaries which would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.15 Taxes. Except as described in Section 4.15 of the Parent Disclosure Letter:

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) each of the Parent and the Parent Subsidiaries has timely filed or caused to be timely filed all Tax Returns required to be filed by them, all such Tax Returns are correct and complete in all respects and all Taxes shown as due and payable on such Tax Returns or otherwise owing have been paid, and (ii) each of the Parent and the Parent Subsidiaries has withheld and paid over to the applicable Tax authorities all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.

(b) Neither Parent nor any Parent Subsidiary has received written notice of any proposed or threatened Tax Proceeding against, or with respect to, any Taxes of Parent or any Parent Subsidiary, and no such Tax Proceedings are currently pending.

(c) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of the Parent or any Parent Subsidiary.

(d) Neither the Company nor any Company Subsidiary has granted any extension or waiver of the limitation period applicable to any Tax, or executed any power of attorney with respect to any Tax matter, in each case that remains in effect.

(e) Neither the Parent nor any Parent Subsidiary is a party to any Tax sharing, allocation, or indemnification agreement or arrangement or is otherwise liable for any Tax of any other person (other than such an agreement or arrangement exclusively between or among the Parent and the Parent Subsidiaries).

(f) Neither Parent nor any Parent Subsidiary (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was, or was purported or intended to be, governed in whole or in part by Sections 355 or 361 of the Code.

(g) Neither Parent nor any Parent Subsidiary has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.16 Intellectual Property.

(a) Each of Parent and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights used in the business of the Parent and the Parent Subsidiaries, with such exceptions as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The operation of the business of Parent and its Subsidiaries, as such business currently is conducted, has not infringed or misappropriated and does not infringe or misappropriate the Intellectual Property Rights of any Third Party, except to the extent such infringement or misappropriation has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Except as set forth in Section 4.16(c) of the Parent Disclosure Letter, no claims or proceedings are pending or, to the Knowledge of Parent, threatened that the Parent or any of the Parent Subsidiaries is infringing (including with respect to the manufacture, use or sale by Parent or any of the Parent Subsidiaries of their respective commercial products) the rights of any Person with regard to any Intellectual Property Right which, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in Section 4.16(c) of the Parent Disclosure Letter, to the Knowledge of Parent, no Person or Persons are infringing the rights of Parent or any of the Parent Subsidiaries with respect to any Intellectual Property Right in a manner which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) No claims or proceedings are pending or, to the Knowledge of Parent, threatened with regard to: (i) the ownership by Parent or any of its Subsidiaries of any of their respective Intellectual Property Rights or (ii) the validity or enforceability of such Intellectual Property Rights, which, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in Section 4.16(d) of the Parent Disclosure Letter, Parent has taken commercially reasonable steps to maintain and protect such Intellectual Property Rights except to the extent such failure, individually or in the aggregate, has not had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.17 State Takeover Laws.

(a) Assuming the representation and warranty set forth in Section 3.18(b) is true and correct, the Parent Board has taken all actions so that the restrictions contained in Section 825 through 845 of the OBCA applicable to a “business combination” (as defined in Section 825(3) of the OBCA) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. Assuming the representation and warranty set forth in Section 3.18(b) is true and correct, to the Knowledge of Parent, no other state takeover statute is applicable to this Agreement, the Merger, or the other transactions contemplated by this Agreement.

(b) None of Parent, Merger Sub, or their respective Affiliates (i) owns (directly or indirectly, beneficially or of record except through mutual funds or similar investments as to which such Person does not control investment decisions) any securities of the Company or (ii) holds any right to acquire, hold, vote or dispose of any securities in the Company. Neither Parent nor Merger Sub is an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Parent and Merger Sub represent and warrant that as of the date hereof, more than three years has lapsed since any Affiliate of Parent or Merger Sub first became an “interested stockholder” in the Company as defined in Section 203 of the DGCL.

Section 4.18 Labor Matters. Neither Parent nor any of the Parent Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization. Neither Parent nor any of the Parent Subsidiaries is experiencing, as of the date of this Agreement, a dispute, strike or work stoppage except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened, except for those the formation of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is currently in compliance with all applicable Laws relating to the employment of labor, including, without limitation, those related to wages, hours, worker classification, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of Parent or any of its Subsidiaries and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing, except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in Section 4.18 of the Parent Disclosure Letter, there is no claim with respect to payment of wages, salary or overtime pay or any other employment practice that is now pending or, to the Knowledge of the Parent, threatened before any Governmental Entity with respect to any persons currently or formerly employed by Parent or any of its Subsidiaries, except for such claims which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is in compliance with all provisions of applicable immigration Laws, including provisions relating to the completion and retention of Form I-9, with such exceptions as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.19 Opinion of Financial Advisor; Brokers. Parent has received a written opinion (or oral opinion to be confirmed in writing) of Needham & Company, LLC (the “Parent Financial Advisor”), dated as of the date hereof, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent. A signed copy of such opinion will be furnished to the Company as soon as practicable for informational purposes only. Other than the Parent Financial Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 4.20 Insurance. Parent has in full force and effect insurance coverage with respect to its business and the business of the Parent Subsidiaries in such amounts and covering such risks as is reasonably prudent for similarly situated businesses. From September 27, 2008 through the date of this Agreement, neither Parent nor any of the Parent Subsidiaries has received any written notice regarding threatened termination of, or material premium increase with respect to, any of such policies.

Section 4.21 No Other Agreements to Sell Parent or its Assets. As of the date hereof, Parent has no legal obligation, absolute or contingent, to any other Person to sell any material portion of Parent’s assets, to sell the capital stock or other ownership interests of Parent (other than pursuant to Parent Options, Parent ESPP and Parent Restricted Stock Units) or any of the Parent Subsidiaries, or to effect any merger, consolidation or other reorganization of Parent or any of the Parent Subsidiaries or to enter into any agreement with respect thereto, except pursuant to this Agreement. As of the date hereof, Parent is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Parent Takeover Proposal.

Section 4.22 Vote Required. The approval by a majority of the outstanding shares of Parent Common Stock represented at a meeting of shareholders at which a quorum is present is the only vote of the holders of any class or series of Parent capital stock necessary to approve the transactions contemplated by this Agreement.

Section 4.23 Foreign Corrupt Practices Act. To the Knowledge of Parent, neither Parent nor any Parent Subsidiary has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder.

Section 4.24 Parent Information. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, at the time it is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus is first mailed to the Parent Stockholders and the Company Stockholders, at any time between the time the Joint Proxy Statement/Prospectus is first mailed to the Parent Stockholders and the Parent Stockholders Meeting and the Company Stockholders and the Company Stockholders Meeting, including the time of each such meeting (taking into account all additional definitive proxy materials filed by Parent subsequent to such mailing of the Joint Proxy Statement/Prospectus) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement or Joint Proxy Statement/Prospectus.

Section 4.25 Due Investigation; No Other Representations or Warranties.

(a) Each of Parent and Merger Sub has conducted its own investigations of the Company and the Company Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries, the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement and relevant personnel and records of the Company and the Company Subsidiaries for such purpose. Parent, Merger Sub and their representatives have been afforded the opportunity to meet with, ask questions of and receive answers from management of the Company in connection with the determination by Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated herein. Each of Parent and Merger Sub and their respective Affiliates possess such knowledge of and experience in financial and business matters relating to owning and operating businesses similar to those of the Company and the Company Subsidiaries that they are capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

(b) Except for the representations and warranties contained in this Article IV, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their Affiliates in connection with this Agreement or the transactions contemplated by this Agreement, including specifically but without limitation, any information, documents, projections, forecasts or other material made available to the Company in certain data rooms or management presentations (including written material furnished to the Company and its agents in conjunction with such presentations) in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in Article IV or in the corresponding section of the Parent Disclosure Letter with reference to such applicable section’s representation or warranty.

ARTICLE V

CONDUCT PENDING THE MERGER

Section 5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (i) as required, expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Parent or the Company in the case of clause (b) (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause each of the Company Subsidiaries, to conduct its business in the ordinary course consistent with past practice and (b) each of the Parent and the Company shall, and shall cause each of their respective Subsidiaries to, use commercially reasonable efforts consistent with past practice and policies to (i) preserve intact its present business organization (which shall not preclude any reduction in force associated with a deterioration of economic or market conditions, subject to the restriction in the following clause (ii)), (ii) keep available the services of its present executive officers, employees and consultants who are integral to the business as presently conducted and (iii) preserve its relationships with Persons having significant business dealings with it.

Section 5.2 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth in Section 5.2 of the Company Disclosure Letter, (ii) as required, expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law (including Section 409A of the Code), or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) cause or permit any amendment, modification, alteration or rescission of its certificate of incorporation, bylaws or other charter or organizational documents;

(b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions by any wholly or majority owned Subsidiary of the Company to the Company or another wholly or majority owned Subsidiary thereof), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except (i) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or any of its Subsidiaries, and (ii) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Company Options or the lapse of restrictions on Company Restricted Stock or the vesting of Company Restricted Stock Units;

(c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or the vesting of Company Restricted Stock Units outstanding as of the date of this Agreement, (ii) issuances of shares of Company Common Stock in the ordinary course of business consistent with past practice pursuant to the Company ESPP (subject to Section 2.3(f)), (iii) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, (iv) the grant of equity compensation awards in the ordinary course of business consistent with past practice (A) to newly hired employees not to exceed 10,000 shares in the aggregate and (B) to Company employees in August 2009 in accordance with the Company’s annual grant cycle, or (v) or (iv) pursuant to agreements existing as of the date of this Agreement;

(d) accelerate the vesting of any Company Options, Company Restricted Stock or Company Restricted Stock Units or otherwise modify or amend such awards;

(e) sell, lease, license or otherwise dispose of or encumber any of its material properties or assets, except in the ordinary course of business consistent with past practice;

(f) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Third Party (other than any Company Subsidiaries);

(g) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with past practice or the items contemplated by the Company’s most recent consolidated capital expenditure budget made available to Parent, that do not exceed, individually or in the aggregate, $250,000;

(h) other than in the ordinary course of business consistent with past practice, enter into or materially amend any Company Material Contract;

(i) except as required by existing written agreements or Company Benefit Plans and as required by Section 6.18, or as required to comply with applicable law or as contemplated by this Agreement, (i) except in the ordinary course of business consistent with past practice in terms of timing and amount, increase the compensation or other benefits payable or provided to employees of the Company or any of its Subsidiaries (other than officers and directors), (ii) enter into any employment, change of control, or severance or retention agreement with any employee, officer or director of the Company or any of its Subsidiaries except (A) for employment agreements entered in the ordinary course of business consistent with past practice terminable on less than 30 days’ notice without penalty and which do not provide for severance or change in control benefits and are not with an officer or director of the Company, and (B) for severance agreements entered into with non-officer employees in the ordinary course of business and consistent with the current severance payment policy of the Company or its applicable Subsidiary in connection with terminations of employment, or (iii) except as permitted pursuant to the preceding parts (i) and (ii) of this Section 5.2(i), establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company;

(j) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries (taken as a whole);

(k) acquire or agree to acquire any real property;

(l) make any material change to its financial accounting methods or practices, except as may be required by GAAP, Regulation S-X or other rule or regulation promulgated by the SEC;

(m) other than in the ordinary course of business consistent with past practice or as required by applicable Law, make any material election in respect of Taxes or settle any material claim or assessment in respect of Taxes;

(n) other than in the ordinary course of business consistent with past practice, enter any contract, agreement, purchase order or acknowledgment form or series of related contracts, agreements, purchase orders or acknowledgment forms with any one party for the purchase of equipment, materials, or capital assets with respect to which the aggregate dollar amount payable by the Company or the Company Subsidiaries exceeds $150,000, other than purchases of materials reasonably expected to be utilized in full by February 1, 2009; or

(o) take or agree in writing to take, any of the actions described in clauses (a) through (n) above.

Except as set forth in Section 5.2, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and each of the Company Subsidiaries’ respective operations.

Section 5.3 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth in Section 5.3 of the Parent Disclosure Letter, (ii) as required, expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law (including Section 409A of the Code), or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) cause or permit any amendment, modification, alteration or rescission of its certificate of incorporation, bylaws or other charter or organizational documents;

(b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions by any wholly or majority owned Subsidiary of Parent to Parent or another wholly or majority owned Subsidiary thereof), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except (i) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or any of its Subsidiaries, and (ii) the acceptance of shares of Parent Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Parent Options or the vesting of Parent Restricted Stock Units;

(c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Parent Common Stock pursuant to the exercise of Parent Options or the vesting of Parent Restricted Stock Units outstanding as of the date of this Agreement, (ii) issuances of shares of Parent Common Stock in the ordinary course of business consistent with past practice pursuant to the Parent ESPP, (iii) the sale of shares of Parent Common Stock pursuant to the exercise of Parent Options if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, (iv) the grant of equity compensation awards in the ordinary course of business consistent with past practice to (A) newly hired employees and consultants and (B) Company employees and directors in June 2009 in accordance with the Parent’s annual grant cycle, (v) pursuant to the Rights Plan, or (vi) pursuant to agreements existing as of the date of this Agreement;

(d) accelerate the vesting of any Parent Options or Parent Restricted Stock Units or otherwise modify or amend such awards;

(e) sell, lease, license or otherwise dispose of or encumber any of its material properties or assets, except in the ordinary course of business consistent with past practice or in connection with a financing permitted by Section 5.3(f);

(f) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Third Party (other than any Company Subsidiaries) in excess of $25 million;

(g) acquire or agree to acquire any material real property;

(h) other than in the ordinary course of business consistent with past practice or as required by applicable Law, make any material election in respect of Taxes or settle any material claim or assessment in respect of Taxes;

(i) except for the acquisition contemplated by this Agreement, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person; provided, however, that this restriction will not prohibit the Company or any Company Subsidiary from engaging in any of the foregoing transactions if the amount paid or payable by Parent in any such transaction does not exceed $35 million and (i) Parent will not be required to prepare financial statements of the business or Person acquired pursuant to Rule 3-05(b)(2) of Regulation S-X as a result of such transaction, (ii) Parent has reasonably determined at the time of such acquisition that, based on the facts then known to it after reasonable investigation, such acquisition is not reasonably likely to cause a delay in consummation of the transactions contemplated by this Agreement, and (iii) no Parent Common Stock is used as consideration in such transaction;

(j) make any material change to its financial accounting methods or practices, except as may be required by GAAP, Regulation S-X or other rule or regulation promulgated by the SEC; or

(k) take or agree in writing to take, any of the actions described in clauses (a) through (j) above.

Except as set forth in Section 5.3, nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or the Parent Subsidiaries prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and each of the Parent Subsidiaries’ respective operations.

Section 5.4 Company Third Party Proposals.

(a) The Company shall, and shall cause its Subsidiaries and Representatives of the Company or any of its Subsidiaries to, immediately cease and terminate any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Company Takeover Proposal. Except as expressly permitted by this Section 5.4, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, nor shall it authorize any of its Subsidiaries or any of its or their Representatives to, (i) solicit or initiate, or knowingly encourage (including by providing confidential information or data), directly or indirectly, any inquiries regarding or the submission of, any Company Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any confidential information or data with respect to, or take any other action to knowingly facilitate the making of, or any inquiry that may reasonably be expected to lead to, a Company Takeover Proposal or grant any waiver, amendment or release under any standstill or confidentiality agreement or (iii) enter into any agreement with respect to any Company Takeover Proposal or approve, endorse or recommend, or resolve to approve any Company Takeover Proposal; provided, however, that nothing contained in this Section 5.4 or any other provision of this Agreement shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules

14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (B) making such disclosure to the Company’s stockholders as, in the good faith judgment of the Company Board, after consultation with outside counsel, is required under applicable Law, provided that the Company may not, except as permitted by Section 5.4(e), withdraw or modify the Company Board Recommendation, or approve or recommend any Company Takeover Proposal, or enter into any agreement with respect to any Company Takeover Proposal.

(b) Notwithstanding anything to the contrary in this Section 5.4, if the Company, following the date of this Agreement and prior to the receipt of the Company Stockholder Approval, receives from any Third Party a written inquiry or Company Takeover Proposal that was not solicited in violation of this Section 5.4, the Company may (i) contact such Third Party or its advisors for the purpose of clarifying such inquiry or Company Takeover Proposal and the material terms and conditions thereof, so as to determine whether such inquiry or Company Takeover Proposal is reasonably likely to lead to a Company Superior Proposal, (ii) negotiate the terms of, and enter into, a confidentiality agreement with confidentiality terms and conditions in the aggregate at least as restrictive on such Third Party as the Confidentiality Agreement is on Parent or its applicable Affiliate (an “Acceptable Confidentiality Agreement”) and (iii) furnish information concerning its business, properties or assets to such Third Party pursuant to an Acceptable Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such Third Party concerning a Company Takeover Proposal, if such Third Party has submitted a Company Superior Proposal, or a Company Takeover Proposal that the Company Board determines in good faith (after consultation with its financial advisor) is reasonably likely to constitute or lead to a Company Superior Proposal.

(c) The Company will promptly advise Parent of the existence of any proposal or inquiry received by the Company with respect to any Company Takeover Proposal, including the identity of the Person making such proposal or inquiry, and will promptly communicate to Parent the material terms and conditions of any such proposal or inquiry. The Company will promptly provide or make available to Parent any non-public information concerning the Company provided to any other Third Party which was not previously provided to Parent. The Company will keep Parent reasonably informed on a reasonably current basis of the status and details of any such Company Takeover Proposal or inquiry. The Company will also promptly request each Person that has executed a Confidentiality Agreement with it after June 4, 2008 in connection with its consideration of a Company Takeover Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(d) As used in this Agreement, the following terms have the meanings set forth below:

“Company Superior Proposal” means with respect to the Company, a written proposal by a Third Party to acquire, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding or of the fair market value of the assets of the Company or assets to which 50% or more of the Company’s revenues or earnings on a consolidated basis are attributable, which (i) the Company Board determines in good faith (after consultation with its independent financial advisors and outside legal counsel) to be more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and (ii) which, in the good faith judgment of the Company Board (after consultation with its independent financial advisors and outside legal counsel), is reasonably likely to be consummated, taking into consideration (with respect to both subsections (i) and (ii) hereof) all financial, regulatory, legal, timing and other aspects of such proposal.

“Company Takeover Proposal” means any proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of assets that constitute 20% or more of the fair market value of the assets of the Company and its Subsidiaries or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable or 20% or more of the Company Common Stock or outstanding voting power of the Company, whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock by the Company or existing stockholders, sale of assets, tender offer, exchange offer or similar transaction.

(e) Except as set forth in this Section 5.4(e), neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) enter into any agreement with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4(b)). Notwithstanding anything in this Agreement to the contrary, the Company Board may take any of the foregoing actions if (A) the Company Board shall have determined in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties to the Company’s stockholders and (B) in the case of the actions referred to in clauses (ii) or (iii) of the preceding sentence, (w) the Company shall have received a Company Superior Proposal which is pending at the time the Company determines to take such action, (x) the Company shall have provided Parent with written notice advising Parent that the Company Board has received such a Company Superior Proposal which it intends to accept, specifying the material terms and conditions of such Company Superior Proposal, including the identity of the Person making such proposal, and (y) during the period of the lesser of three (3) Business Days or four (4) calendar days following Parent’s receipt of the notice of Company Superior Proposal, the Company shall have, and shall have caused its applicable Representatives including its financial and legal advisors, to negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Superior Proposal ceases to constitute a Company Superior Proposal, and (z) following the end of such three (3) Business Day period or four (4) calendar day period, as applicable, the Company Board shall have determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to the notice of Company Superior Proposal or otherwise, that the Company Superior Proposal giving rise to the notice of Company Superior Proposal continues to constitute a Company Superior Proposal. Any amendment to the financial terms or any other material amendment of such Company Superior Proposal shall require, at the end of the applicable notice period, a new notice of Company Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.3(e); provided, that in any such event, references to the three (3) Business Day or four (4) calendar day notice period above shall be deemed to be references to a twenty-four (24) hour notice period.

Section 5.5 Parent Third Party Proposals.

(a) Parent shall, and shall cause its Subsidiaries and Representatives of Parent or any of its Subsidiaries to, immediately cease and terminate any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Parent Takeover Proposal. Except as expressly permitted by this Section 5.5, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, Parent shall not, nor shall it authorize any of its Subsidiaries or any of its or their Representatives to, (i) solicit or initiate, or knowingly encourage (including by providing confidential information or data), directly or indirectly, any inquiries regarding or the submission of, any Parent Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any confidential information or data with respect to, or take any other action to knowingly facilitate the making of, or any inquiry that may reasonably be expected to lead to, a Parent Takeover Proposal or grant any waiver, amendment or release under any standstill or confidentiality agreement or (iii) enter into any agreement with respect to any Parent Takeover Proposal or approve, endorse or recommend, or resolve to approve any Parent Takeover Proposal; provided, however, that nothing contained in this Section 5.5 or any other provision of this Agreement shall prohibit Parent or the Parent Board from (A) taking and disclosing to Parent’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (B) making such disclosure to Parent’s stockholders as, in the good faith judgment of the Parent Board, after consultation with outside counsel, is required under applicable Law, provided that Parent may not, except as permitted by Section 5.5(e), withdraw or modify the Parent Board Recommendation, or approve or recommend any Parent Takeover Proposal, or enter into any agreement with respect to any Parent Takeover Proposal.

(b) Notwithstanding anything to the contrary in this Section 5.5, if Parent, following the date of this Agreement and prior to the receipt of Parent Stockholder Approval, receives from any Third Party a written inquiry or Parent Takeover Proposal that was not solicited in violation of this Section 5.5, Parent may (i) contact such Third Party or its advisors for the purpose of clarifying such inquiry or Parent Takeover Proposal and the material terms and conditions thereof, so as to determine whether such inquiry or Parent Takeover Proposal is reasonably likely to lead to a Parent Superior Proposal, (ii) negotiate the terms of, and enter into, a confidentiality agreement with confidentiality terms and conditions in the aggregate at least as restrictive on such Third Party as the Confidentiality Agreement is on Parent or its applicable Affiliate (a “Parent

Acceptable Confidentiality Agreement”) and (iii) furnish information concerning its business, properties or assets to such Third Party pursuant to a Parent Acceptable Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such Third Party concerning a Parent Takeover Proposal, if such Third Party has submitted a Parent Superior Proposal, or a Parent Takeover Proposal that the Parent Board determines in good faith (after consultation with its financial advisor) is reasonably likely to constitute or lead to a Parent Superior Proposal.

(c) Parent will promptly advise the Company of the existence of any proposal or inquiry received by Parent with respect to any Parent Takeover Proposal, including the identity of the Person making such proposal or inquiry, and will promptly communicate to Parent the material terms and conditions of any such proposal or inquiry. Parent will promptly provide or make available to the Company any non-public information concerning Parent provided to any other Third Party which was not previously provided to the Company. Parent will keep the Company reasonably informed on a reasonably current basis of the status and details of any such Parent Takeover Proposal or inquiry.

(d) As used in this Agreement, the following terms have the meanings set forth below:

“Parent Superior Proposal” means with respect to Parent, a written proposal by a Third Party to acquire, directly or indirectly, more than 50% of the shares of Parent Common Stock then outstanding or of the fair market value of the assets of Parent or assets to which 50% or more of Parent’s revenues or earnings on a consolidated basis are attributable, which (i) the Parent Board determines in good faith (after consultation with its independent financial advisors and outside legal counsel) to be more favorable to Parent’s stockholders than the transactions contemplated by this Agreement and (ii) which, in the good faith judgment of the Parent Board (after consultation with its independent financial advisors and outside legal counsel), is reasonably likely to be consummated, taking into consideration (with respect to both subsections (i) and (ii) hereof) all financial, regulatory, legal, timing and other aspects of such proposal.

“Parent Takeover Proposal” means any proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of assets that constitute 20% or more of the fair market value of the assets of Parent and its Subsidiaries or to which 20% or more of Parent’s revenues or earnings on a consolidated basis are attributable or 20% or more of Parent Common Stock or outstanding voting power of Parent, whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock by Parent or existing stockholders, sale of assets, tender offer, exchange offer or similar transaction.

(e) Except as set forth in this Section 5.5(e), neither the Parent Board nor any committee thereof shall (i) withdraw, modify or qualify in a manner adverse to the Company, the Parent Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Parent Takeover Proposal or (iii) enter into any agreement with respect to any Parent Takeover Proposal (other than a Parent Acceptable Confidentiality Agreement permitted pursuant to Section 5.5(b)). Notwithstanding anything in this Agreement to the contrary, the Parent Board may take any of the foregoing actions if (A) the Parent Board shall have determined in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with Parent’s directors’ fiduciary duties to Parent’s stockholders and (B) in the case of the actions referred to in clauses (ii) or (iii) of the preceding sentence, Parent shall have received a Parent Superior Proposal which is pending at the time Parent determines to take such action.

Section 5.6 Conduct of Parent and Merger Sub. Each of Parent and Merger Sub, from the date of this Agreement until the Effective Time, will not and will not permit its Subsidiaries, other Affiliates or their respective Representatives to: (a) take any action that is intended or reasonably expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in each case, as may be required by applicable Laws; (b) take any action that would reasonably be expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement; or (c) agree to, or make any commitment to, take or authorize, any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Stockholders Meetings.

(a) Subject to Section 5.4 and Section 5.5, (i) as promptly as reasonably practicable, the Company, acting through the Company Board, shall take all action necessary under all applicable Law to call, give notice of, convene and hold a meeting of the Company Stockholders to vote on a proposal to adopt this Agreement (the “Company Stockholders Meeting”, which term shall include as applicable any and all adjournments or postponements thereof), (ii) the Company Stockholders Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as reasonably practicable after the mailing of the Joint Proxy Statement/Prospectus, and (iii) the Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Law. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any limited liability company interests of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement at the Company Stockholders Meeting and any meeting of members of the Merger Sub, at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders or members of either the Company or Merger Sub by consent in lieu of a meeting).

(b) Subject to Section 5.4 and Section 5.5, (i) as promptly as reasonably practicable, Parent, acting through the Parent Board, shall take all action necessary under all applicable Law to call, give notice of, convene and hold a meeting of the Parent Stockholders to vote on a proposal to approve the issuance of the Merger Consideration pursuant to terms and conditions set forth in this Agreement (the “Parent Stockholders Meeting”, which term shall include as applicable any and all adjournments or postponements thereof), (ii) the Parent Stockholders Meeting shall be held (on a date selected by Parent in consultation with the Company) as promptly as reasonably practicable after the mailing of the Joint Proxy Statement/Prospectus, and (iii) Parent shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Parent Stockholders Meeting are solicited in compliance with all applicable Law.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting, and Parent shall not be required to hold the Parent Stockholders Meeting, if this Agreement is terminated in accordance with Section 8.1.

Section 6.2 Preparation of Registration Statement and Joint Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable, the Company and Parent shall cooperate with each other regarding, and shall prepare and file with the SEC the Joint Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as is necessary to complete the Merger. Each of the Company and Parent will use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and rights to acquire Company Common Stock as may be reasonably required in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to the Joint Proxy Statement/Prospectus will made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon and coordinate the filing of such amendment or supplement with the SEC. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Registration Statement or for additional information, shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Registration Statement or the Merger and (ii) all orders of the SEC relating to the Registration Statement, and shall respond as promptly as practicable to any such comments or requests of the SEC or the staff of the SEC. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Registration Statement and the preparation, filing and distribution of the Joint Proxy Statement/Prospectus. Subject to Section 5.4 and Section 5.5, the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation and the Parent Board Recommendation.

(b) Without limiting the generality of the foregoing, each of the Company and Parent shall cause its respective Representatives to fully cooperate with the other party and its respective Representatives in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement, and the Company and Parent shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act.

Section 6.3 Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law and (ii) subject to (A) restrictions imposed upon the Company by any agreement of confidentiality with any Person, and (B) the Confidentiality Agreement, dated as of June 12, 2008, between the Company and Parent (the “Confidentiality Agreement”), the Company agrees to provide to the Representatives of Parent reasonable access, during normal business hours and after reasonable prior notice, during the period prior to the Closing Date, to the officers, employees, agents, properties, offices, books and records of the Company and its Subsidiaries, and such other information as Parent may reasonably request with respect to the Company, its Subsidiaries and their respective businesses, financial conditions and operations (including, if requested by Parent, monthly financial and booking reports of the Company prepared by its management consistent with past practice). Following expiration or early termination of the waiting period under the HSR Act, the Company shall also arrange such customer visits by Representatives of Parent as may reasonably be requested by Parent and the Company will make appropriate representatives of the Company reasonably available to meet with Parent customers as reasonably requested by Parent. The Company shall make members of its management team reasonably available to discuss integration to the extent reasonably requested by Parent. Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests for access, data, information and management attention hereunder.

(b) The Company and Parent shall hold, and shall cause their respective Representatives to hold, any confidential or nonpublic information in accordance with the terms of the Confidentiality Agreement.

Section 6.4 Regulatory Matters.

(a) Each of Parent and the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to, (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all Legal Requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the other transactions contemplated by this Agreement, including obtaining any Third Party consent (including those required to be set forth in Section 3.5 of the Company Disclosure Letter or Section 4.5 of the Parent Disclosure Letter) which may be required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement, to remove any restraint or prohibition preventing the consummation of the Merger and the other transactions contemplated by this Agreement, and, subject to the conditions set forth in Article VII, to consummate the Merger and the other transactions contemplated by this Agreement and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, Permit, Order or approval of, or any exemption by, any Governmental Entity which is required to be obtained by Parent or the Company, respectively, or any of their respective Subsidiaries, in connection with the Merger and the other transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including any notification required by the HSR Act), to obtain as promptly as practicable all Permits, consents, approvals, authorizations of all Third Parties and Governmental Entities, and the expiry or termination of all applicable waiting periods, which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and consents of all Third Parties and Governmental Entities, and the expiration or termination of the applicable waiting period under the HSR Act or under any other Antitrust Law, necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of Parent and the Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement. Subject to Section 5.4 and Section 5.5, each of Parent and the Company shall not, and shall cause its respective Subsidiaries not to, engage in any action or transaction that would materially delay or materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent and the Company further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other Order, ruling or statute, Regulation or executive order that would materially adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Each of Parent, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite Permits, consents, and expirations or terminations of applicable waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement; and (iii) permit the other party and/or its counsel to review in advance any communication intended to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not prohibited by the FTC, the DOJ or such other Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. In exercising the foregoing rights, each of the parties hereto shall act reasonably and as promptly as reasonably practicable. Parent and the Company may, as each deems reasonably advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (Parent or the Company as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.4(b), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Company Common Stock or the respective businesses of the Company and the Company Subsidiaries and Parent and the Parent Subsidiaries. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, and all Laws, Orders and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Each of Company and Parent further agrees to use its reasonable best efforts to take or cause to be taken, all actions and use its reasonable best efforts to do, or cause to be done, all things necessary or advisable to promptly cause expiration or termination of all applicable waiting periods or to obtain requisite consents and Permits for consummation of the transactions contemplated by this Agreement by any Governmental Entity under any Antitrust Law, which actions and things shall include Parent’s agreement to (i) sell, hold separate or otherwise dispose of, agree to sell, hold separate or otherwise dispose of, or permit the sale, holding separate or other disposition of, the assets or business to be acquired in this transaction or any of Parent’s or its Affiliate’s other assets or businesses now owned or hereafter acquired by Parent in a manner which would resolve such objections or suits, provided that the applicable assets or businesses are not, individually or in the aggregate, material to Parent’s consolidated business, financial condition or operations (as currently engaged or planned); (ii) terminate any existing relationships and contractual rights and obligations which are not, individually or in the aggregate, material to Parent and its Affiliates; and (iii) amend or terminate such existing licenses or other agreements relating to Intellectual Property Rights and enter into such new licenses or other agreements relating to Intellectual Property rights, provided that such amendments or terminations are not, individually or in the aggregate, materially adverse to Parent or its Affiliate, and that Parent and its Affiliates do not waive, abandon or alter any rights that are material to, or assume any obligations that are materially adverse to, Parent or its Affiliate, in any new license or agreement (and in each case, enter into agreements with the relevant Governmental Entity giving effect thereto). Subject to the obligations under this Section 6.4(c), in the event that any administrative or judicial action or proceeding is instituted by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated by this Agreement, under any Antitrust Law (A) each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit such consummation by the second (2nd) Business Day before the Outside Date and (B) each of Parent and the Company shall defend, at its cost and expense, any action or actions, whether judicial or administrative, against it or its Affiliates in connection with the transactions contemplated by this Agreement.

(d) Except as otherwise provided in Section 6.4(b) with respect to Antitrust Counsel Only Material, Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, application or other document made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Registration Statement and the Joint Proxy Statement/Prospectus).

Section 6.5 Public Disclosure. Unless otherwise permitted by this Agreement, Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the terms of this Agreement or any of the transactions contemplated by this Agreement, and neither shall issue any such press release or make any such statement without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its reasonable best efforts to consult with the other party before issuing such press release or making such public statement; provided, however, that any public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not require the prior approval of such other party.

Section 6.6 Reasonable Best Efforts; Further Assurances. Subject to Section 5.4 and Section 5.5, each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated by this Agreement and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement and shall use their commercially reasonable efforts to obtain all necessary consents from Third Parties. Subject to Section 5.4 and Section 5.5, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated by this Agreement.

Section 6.7 Employee Benefit Plans.

(a) Until the earlier of the first anniversary of the Effective Time and December 31, 2009, Parent and its Affiliates shall provide or cause to be provided to the individuals who, immediately prior to the Effective Time, are non-bargaining unit employees of the Company or any Company Subsidiary (“Effective Time Company Employees”) (i) the same level of base salary or wages as in effect at the Effective Time; (ii) employee benefit plans, programs, contracts and arrangements (including bonus or commission plans and opportunities) that are not less favorable, in the aggregate, than, at Parent’s election, either (A) similar employee benefit plans, programs, contracts and arrangements provided by the Company and the Company Subsidiaries to Effective Time Company Employees immediately prior to the Effective Time or (B) similar employee benefit plans, programs, contracts and arrangements, provided by Parent and its Affiliates to similarly situated employees of Parent and its Affiliates.

(b) From and following the Effective Time, Parent and its Affiliates shall cause the Effective Time Company Employees to receive full credit for prior service with the Company and the Company Subsidiaries to the extent such service was credited under the Company Benefit Plans as of the Effective Time, for purposes of (i) eligibility and vesting under any comparable Surviving Company Employee Plans (as defined below) and (ii) determination of benefit levels under any comparable Surviving Company Employee Plan or policy relating to vacation, sick time and any other paid time off program or severance, in each case for which the Effective Time Company Employee is otherwise eligible and in which the Effective Time Company Employee is offered participation, except where such credit would result in a duplication of benefits. In addition, Parent and its Affiliates shall (x) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations have been waived under any Company Benefit Plan as of the Effective Time for the applicable Effective Time Company Employee and (y) recognize for purposes of annual deductible and out-of-pocket limits payable during the plan year in which the Effective Date occurs under the Company Benefit Plans that are medical and dental plans and in which the applicable Effective Time Company Employee participates, deductible and out-of-pocket expenses paid by such Effective Time Company Employee in the plan year in which the Effective Time occurs. For purposes of this Agreement, the term “Surviving Company Employee Plan” means, to the extent applicable, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits, or vacation pay, for the benefit of, or relating to, any Effective Time Company Employee. If, within six months following the Effective Time, the Surviving Company, Parent or any of its or their Affiliates causes the involuntary termination (other than termination for “cause” (as defined in the applicable agreement or plan) or in good faith by Parent consistent with past practice) of an Effective Time Company Employee’s employment, then the terminated Effective Time Company Employee will be entitled to receive severance payments and benefits that are not less favorable than the severance and benefits he or she would have been entitled to receive under the Company Benefit Plans as in effect immediately prior to the Effective Time.

(c) Without limiting any of its other obligations hereunder, Parent shall cause the employment, severance, change in control or termination agreements and arrangements set forth on Section 6.7(c) of the Company Disclosure Letter to be honored in accordance with their terms, and shall assume the obligations of the Company and the Company Subsidiaries thereunder without offset.

(d) Nothing in this Agreement shall alter the employment status of employees who are employed on an at-will basis, and nothing herein shall require the Surviving Company or its Subsidiaries to continue the employment of any person for any specific period following the Closing Date.

Section 6.8 Indemnification of Managers and Officers.

(a) The certificate of formation and limited liability company agreement of the Surviving Company shall, with respect to indemnification of managers, officers, employees and agents, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Company Charter or the Company Bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

(b) From and after the Effective Time, Parent and the Surviving Company shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless the present and former directors, officers, employees, agents and fiduciaries of the Company or any of its Subsidiaries in their capacities as such (each, an “Indemnified Party”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such Indemnified Party is or was a director, officer, employee, agent or fiduciary of the Company, any Subsidiary of the Company, or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such Indemnified Party was serving at the request of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement) or taken at the request of Parent or otherwise under this Agreement; provided, however, that neither Parent nor the Surviving Company shall have any obligation to provide such indemnification to the extent a court of competent jurisdiction reaches a final determination, not subject to appeal, that such indemnification is prohibited under applicable Law.

(c) Parent shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Effective Time and any other Person who is covered by the Company’s current directors’ and officers’ liability insurance policy to be covered with respect to acts or omissions occurring prior to the Effective Time for a period of six (6) years from the Effective Time by (i) the directors’ and officers’ liability insurance policy maintained by the Company (provided, that Parent may substitute therefor policies, issued by reputable insurers, with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policy(ies) of the Company) or (ii) a single premium tail coverage with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policy(ies) of the Company; provided, however, that in no event shall Parent be required to expend annually in the aggregate an amount pursuant to this Section 6.8(c) in excess of 250% of the annual premiums currently paid by the Company for such insurance (the “Insurance Amount”); and provided, further, that if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Insurance Amount, Parent will obtain the maximum amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Insurance Amount.

(d) In the event Parent or any of its successors or assigns or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this Section.

(e) Parent shall pay all expenses, including attorney’s and expert’s fees and expenses, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.8 (provided that such Indemnified Party prevails).

(f) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party, Parent and the Surviving Company, retained at Parent’s and the Surviving Company’s expense.

(g) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.9 Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.10 Rule 16b-3 Actions. Parent, Merger Sub and the Company shall take all commercially reasonable actions as may be required to cause any dispositions of equity securities of the Company or acquisitions of equity securities of Parent by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Notification. From and after the date hereof until the Closing Date, each party hereto will promptly notify the other party hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 6.11 will cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Without limiting the foregoing, the Company and Parent shall promptly advise each other of any change or event having a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Section 6.12 Resignation of Directors and Officers. To the extent requested by Parent in writing at least five Business Days prior to the Closing Date, the Company shall use its reasonable good faith efforts to obtain and deliver to Parent at the Closing, to be effective as of the Effective Time, duly signed resignations of each officer and director of the Company designated by Parent.

Section 6.13 Termination of Credit Agreement. Prior to the Effective Time, the Company shall deliver to Parent written documentation, in commercially reasonable form, from Fleet National Bank, N.A. with respect to the termination of the Credit Agreement between the Company and such bank and shall make arrangements for the release of all Liens and the release of all obligations and guarantees under such Credit Agreement over the Company’s and its Subsidiaries’ properties and assets.

Section 6.14 Stockholder Litigation. If stockholder litigation is commenced against the Company or Parent relating to the Merger or any other transactions contemplated hereby, the defending party shall give the other party the opportunity, subject to a customary joint defense agreement, to participate in, but not control, the defense or settlement of any such stockholder litigation by the defending party.

Section 6.15 Certain Tax Matters.

(a) The parties to this Agreement intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take our cause to be taken any action (including agreeing to any transaction or entering into any agreement) that would result in the Merger failing to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company shall use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.15(d) and Section 6.15(e) hereof. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Officers of Parent and the Company shall execute and deliver to Stoel Rives LLP, counsel to Parent, and Fulbright & Jaworski L.L.P., counsel to the Company, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger. Each of Parent, Purchaser or the Company shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.15(b).

(c) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the transactions contemplated by this Agreement.

(d) At the Closing, Parent shall receive the opinion of Stoel Rives LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.15(d), Stoel Rives LLP shall have received and may rely upon the certificates and representations referred to in Section 6.15(b) hereof.

(e) At the Closing, the Company shall receive the opinion of Fulbright & Jaworski L.L.P., in form and substance reasonably satisfactory to the Company, dated as of the Closing, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.15(e), Fulbright & Jaworski L.L.P. shall have received and may rely upon the certificates and representations referred to in Section 6.15(b) hereof.

(f) On or prior to the Closing, the Company shall deliver to Parent a statement certifying that the Company Common Stock is not a “U.S. real property interest” in accordance with Treasury Regulations under Section 1445 of the Code and in a form reasonably acceptable to Parent.

Section 6.16 Directors of Parent Following Effective Time. As of the date of this Agreement, the Parent Board is composed of ten directors. The Parent Board will take all actions necessary so that effective as of the Effective Time, the Parent Board will consist of eleven (11) members, at least three of whom shall be designated by the Company and consented to by Parent (whose consent will not be unreasonably withheld) (each, a “Company Designated Director” and collectively, the “Company Designated Directors”). The Company Designated Directors shall satisfy the relevant independence requirements of NASDAQ, SOX and Parent’s Corporate Governance Guidelines. The Company Designated Directors shall be added to a class of directors of the Parent Board so that, to the extent reasonably practicable, each class has an equal number of directors. Parent shall nominate the Company Designated Directors for election at the Company’s 2009 annual meeting of shareholders. The Company Designated Directors shall be eligible to serve on any committee of the Parent Board, including the audit committee, the compensation committee and the corporate governance and nominating committee of the Parent Board, in each case, so long as the applicable Company Designated Director satisfies all relevant requirements of NASDAQ, the Exchange Act, SOX and Parent’s Corporate Governance Guidelines for members of audit committees, compensation committees and corporate governance and nominating committees, respectively. It is Parent’s intent that in the future the Parent Board shall consist of no more than ten (10) directors.

Section 6.17 Form S-8. As soon as practicable following the Effective Time, but in any event within ten (10) Business Days thereafter, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other available form) covering the shares of Parent Common Stock issuable pursuant to the Continuing Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Continuing Options remain outstanding.

Section 6.18 Termination of 401(k) Plan; 409A Compliance. At least 30 days prior to the Closing Date, Parent may provide the Company with a written request that the Company terminate the Company’s 401(k) Plan (the “Company 401(k) Plan”). If such notice is provided to the Company, then the Company will take such action as may be necessary to cause the Company 401(k) Plan to be terminated, effective on the day preceding the Closing Date. If the Company 401(k) Plan is terminated prior to the Effective Time, then, subject to applicable law, (1) Parent shall take all steps necessary to permit each participant who receives an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Company 401(k) Plan to roll such eligible rollover distribution into an account under a new or existing 401(k) plan maintained by Parent or an affiliate of Parent (a “Parent 401(k) Plan”), provided that the participant is employed by Parent or an affiliate of Parent at the time of the rollover; and (2) the Company will take such action and Parent will take or cause the Surviving Company to take such action as may be necessary or appropriate in order to enable the employee loan balances under the Company 401(k) Plan to be rolled over to a Parent 401(k) Plan or otherwise be able to be administered from and after the Effective Time as if the Company 401(k) Plan had not been terminated. On or before December 31, 2008, the Company shall be permitted to take such action as the Company may desire in order to change the time and/or form of payment of amounts payable under the Company’s Nonqualified Deferred Compensation Plan, provided that such action and changes are compliant with Section 409A of the Code and the time and/or form of payment, as amended, are reasonably acceptable to Parent, it being understood that a mere change to eliminate the provision for an accelerated payout upon the consummation of the Merger will be deemed to be acceptable to Parent.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. Company Stockholder Approval and Parent Stockholder Approval shall have been obtained;

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any Law enacted, entered, or enforced which prevents or prohibits the consummation of the Merger; provided, however, that prior to invoking this condition, each party agrees to comply with Section 6.4;

(c) Governmental Approvals. Any applicable waiting period (and extension thereof) under the HSR Act shall have expired or been terminated and any approvals and consents required to be obtained under any other Antitrust Law, other than any such approvals or consents the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, shall have been obtained;

(d) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or the use of the Joint Proxy Statement/Prospectus shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC; and

(e) Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by them, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Effective Time as though made on such date (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Company Material Adverse Effect) do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects its obligations required to be performed by it under this Agreement, except for such failures to perform which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect, or condition or occurrence of an event which has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Effective Time as though made on such date (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Parent Material Adverse Effect) do not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects the respective obligations required to be performed by them under this Agreement, except for such failures to perform which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect; and

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall have been no Parent Material Adverse Effect, or condition or occurrence of an event which has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated, whether before or after approval of the matters presented in connection with the Merger by the Company Stockholders or the Parent Stockholders:

(a) by mutual consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b) by Parent at any time prior to the Effective Time, if (i) the Company shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.2(a) and Section 7.2(b) not to be satisfied and such breach shall not have been cured within thirty (30) Business Days of receipt by the Company of written notice of such breach (provided that the right to terminate this Agreement by Parent shall not be available to Parent if Parent is at that time in material breach of this Agreement), (ii) the Company Board shall have withdrawn or modified the Company Board Recommendation in a manner adverse to Parent, or (iii) the Company Board shall have recommended, accepted or agreed to a Company Takeover Proposal;

(c) by Company at any time prior to the Effective Time, if (i) Parent or Merger Sub shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.3(a) and Section 7.3(b) not to be satisfied and such breach shall not have been cured within thirty (30) Business Days of receipt by Parent and Merger Sub of written notice of such breach (provided that the right to terminate this Agreement by the Company shall not be available to the Company if the Company is at that time in material breach of this Agreement), (ii) the Parent Board shall have withdrawn or modified the Parent Board Recommendation in a manner adverse to the Company, or (iii) the Parent Board shall have recommended, accepted or agreed to a Parent Takeover Proposal;

(d) by either Parent or the Company if any Governmental Entity issues an Order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger (i) as violative of any Antitrust Law or (ii) for any reason other than under any Antitrust Law, and, in either case, such Order, decree, ruling or other action shall have become final and non-appealable, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party that has not taken all actions required by Section 6.4(a) or to any party whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or other action or the failure of such order, decree or ruling or other action to be resisted, resolved or lifted, as applicable;

(e) by either Parent or the Company at any time prior to the Effective Time, if the Effective Time shall not have occurred on or before 11:59 p.m. Eastern Standard Time on July 15, 2009, provided that such date may, from time to time, be extended by either Parent or the Company (by written notice thereof to the other party) up to and including October 15, 2009 in the event that (x) all conditions to effect the Merger other than the conditions set forth in Section 7.1(c) with respect to the HSR Act (the “HSR Condition”) have been or are capable of being satisfied at the time of each such extension and (y) the HSR Condition has been or is reasonably capable of being satisfied on or prior to October 15, 2009 (such earlier date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party that is at that time in material breach of this Agreement;

(f) by Parent or the Company, following a vote at a duly held meeting (or any adjournment thereof) to obtain the Company Stockholder Approval, if the Company Stockholder Approval is not obtained;

(g) by the Company or Parent, following a vote at a duly held meeting (or any adjournment thereof) to obtain the Parent Stockholder Approval, if the Parent Stockholder Approval is not obtained;

(h) by the Company at any time prior to the Effective Time in order to enter into an agreement relating to a Company Superior Proposal in accordance with Section 5.4; provided that the Company has complied in all material respects with the provisions of Section 5.4 with respect to such Company Superior Proposal;

(i) by Parent, if a Company Takeover Proposal with respect to the Company is publicly announced, and the Company Board fails to issue a press release reaffirming the Company Board Recommendation in favor of the Merger within ten Business Days after the public announcement of the Company Takeover Proposal at the request of Parent;

(j) by Parent, if a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Third Party and the Company fails to send to its stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company Board recommends the rejection of such tender offer or exchange offer;

(k) by Parent at any time prior to the Effective Time in order to enter into an agreement relating to a Parent Superior Proposal in accordance with Section 5.5; provided that Parent has complied in all material respects with the provisions of Section 5.5 with respect to such Parent Superior Proposal;

(l) by the Company, if a Parent Takeover Proposal with respect to Parent is publicly announced, and the Parent Board fails to issue a press release reaffirming the Parent Board Recommendation in favor of the issuance of the Merger Consideration in the Merger within ten Business Days after the public announcement of the Parent Takeover Proposal at the request of the Company; or

(m) by the Company, if a tender offer or exchange offer relating to Parent Common Stock shall have been commenced by a Third Party and Parent fails to send to its stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Parent Board recommends the rejection of such tender offer or exchange offer.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party or parties in accordance with Section 9.4.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of Section 6.3(b); Section 6.5; this Section 8.2; Section 8.3 and Article IX shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party from liability for fraud or any willful material breach in connection with this Agreement or the transactions contemplated by this Agreement.

Section 8.3 Expenses and Termination Fees.

(a) Subject to subsections (b), (c), (d), (e), (f), (g), (h), (i), (j), and (k) of this Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of its advisers, brokers, finders, agents, accountants, bankers and legal counsel) shall be paid by the party incurring such expense; provided, however, that Parent and the Company shall each pay half of the filing fees for the submission under the HSR Act.

(b) In the event that the Company shall terminate this Agreement pursuant to Section 8.1(h), then the Company shall, within two Business Days of termination, pay by wire transfer of same-day funds to Parent a termination fee of $6,600,000 (the “Termination Fee”).

(c) In the event that Parent shall terminate this Agreement pursuant to Section 8.1(b)(ii), 8.1(b)(iii), 8.1(i), or 8.1(j), then the Company shall, within two Business Days of termination, pay by wire transfer of same-day funds to Parent the Termination Fee.

(d) In the event that Parent or the Company shall terminate this Agreement pursuant to Section 8.1(f) and a definitive agreement is entered into by the Company with respect to a Company Takeover Proposal that is subsequently consummated or a Company Takeover Proposal is consummated within 12 months of such termination of this Agreement, then the Company shall, on the date such Company Takeover Proposal is consummated, pay by wire transfer of same-day funds the Termination Fee to Parent, less any payments previously made pursuant to Section 8.3(f).

(e) In the event that Parent or the Company shall terminate this Agreement pursuant to Section 8.1(g), then Parent shall, within five Business Days of termination, pay by wire transfer of same-day funds to the Company an amount equal to $2 million plus all of the documented Expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement.

(f) In the event that Parent or the Company shall terminate this Agreement pursuant to Section 8.1(f), then the Company shall, within five Business Days of termination, pay by wire transfer of same-day funds to Parent an amount equal to $2 million plus all of the documented Expenses incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement.

(g) In the event that (i)(A) Parent shall terminate this Agreement pursuant to Section 8.1(b)(i) due to a breach of this Agreement by the Company, (ii) prior to the time of such termination a bona fide Company Takeover Proposal has been publicly made or otherwise made known to the Company Board or its stockholders and not withdrawn prior to such termination, and (iii) a definitive agreement is entered into by the Company with respect to a Company Takeover Proposal that is subsequently consummated or a Company Takeover Proposal is consummated within 12 months of such termination of this Agreement, the Company shall, on the date such Company Takeover Proposal is consummated, pay by wire transfer of same-day funds the Termination Fee to Parent; provided, however, that for the purpose of this Section 8.3(g), all references in the definition of Company Takeover Proposal to “20%” shall instead be deemed to refer to “a majority.”

(h) In the event that Parent or the Company shall terminate this Agreement pursuant to Section 8.1(g) and a definitive agreement is entered into by Parent with respect to a Parent Takeover Proposal that is subsequently consummated or a Parent Takeover Proposal is consummated within 12 months of such termination of this Agreement, then Parent shall, on the date such Parent Takeover Proposal is consummated, pay by wire transfer of same-day funds the Termination Fee to the Company, less any payments previously made pursuant to Section 8.3(e).

(i) In the event that the Company shall terminate this Agreement pursuant to Section 8.1(c)(ii), 8.1(c)(iii), 8.1(l), or 8.1(m), then Parent shall, within two Business Days of termination, pay by wire transfer of same-day funds to the Company the Termination Fee.

(j) In the event that (i)(A) the Company shall terminate this Agreement pursuant to Section 8.1(c)(i) due to a breach of this Agreement by Parent, (ii) prior to the time of such termination a bona fide Parent Takeover Proposal has been publicly made or otherwise made known to the Parent Board or its stockholders and not withdrawn prior to such termination, and (iii) a definitive agreement is entered into by Parent with respect to a Parent Takeover Proposal that is subsequently consummated or a Parent Takeover Proposal is consummated within 12 months of such termination of this Agreement, Parent shall, on the date such Parent Takeover Proposal is consummated, pay by wire transfer of same-day funds the Termination Fee to the Company; provided, however, that for the purpose of this Section 8.3(j), all references in the definition of Parent Takeover Proposal to “20%” shall instead be deemed to refer to “a majority.”

(k) In the event that Parent shall terminate this Agreement pursuant to Section 8.1(k), then Parent shall, within two Business Days of termination, pay by wire transfer of same-day funds to the Company the Termination Fee.

(l) In no event shall the Company be obligated to pay to Parent or Parent be obligated to pay the Company under this Section 8.3 an aggregate amount in excess of the Termination Fee. The payment of a Termination Fee pursuant to this Section 8.3 shall be the sole and exclusive monetary remedy of the parties with respect to the occurrences giving rise to such payment.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.4(b).

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Counsel Only Material” has the meaning set forth in Section 6.4(b).

“Antitrust Law” has the meaning set forth in Section 6.4(b).

“Book Entry Shares” has the meaning set forth in Section 2.1(d).

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are required by Law or other Governmental Entity to be closed.

“Certificate” has the meaning set forth in Section 2.1(d).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Clayton Act” means the Clayton Antitrust Act of 1914, 15 U.S.C. §§ 12-27, as amended.

“Closing” has the meaning set forth in Section 1.5.

“Closing Date” has the meaning set forth in Section 1.5.

“Code” means the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 6.18.

“Company Assets” has the meaning set forth in Section 3.9.

“Company Benefit Plan” means any material “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and any other material employment, incentive (equity-based or otherwise), severance, retention, change in control or other compensatory plan, contract, policy or arrangement that is maintained, administered or contributed to by the Company or any Company Subsidiary in which any present or former employee of the Company or any Company Subsidiary is a participant.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” means the Amended and Restated Bylaws of the Company.

“Company Charter” means the Certificate of Incorporation of the Company, as amended.

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Consents” has the meaning set forth in Section 3.5.

“Company Designated Director” has the meaning set forth in Section 6.16.

“Company Disclosure Letter” has the meaning set forth in the first paragraph of Article III.

“Company Employee” means any individual employed by the Company or any Company Subsidiary.

“Company ESPP” has the meaning set forth in Section 2.3(e).

“Company Financial Advisor” has the meaning set forth in Section 3.20.

“Company Financial Statements” has the meaning set forth in Section 3.6(b).

“Company Material Adverse Effect” means any change, event, development or effect that (a) prevents the Company from consummating the Merger substantially on the terms and conditions provided for herein, (b) solely for purposes of Section 3.3(a), causes any inaccuracies in such representation and warranty resulting in an increase, individually or in the aggregate, of at least 170,673 shares of Company Common Stock issued and outstanding or issuable pursuant to options and other rights beyond the number of shares of Company Common Stock shown to be outstanding on September 25, 2008 in such section, or (c) is material and adverse to the business, financial condition or continuing results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that no change, event, development or effect relating to or resulting from the following, either alone or in combination, shall constitute, or be taken into account in determining whether there is or has been, a Company Material Adverse Effect:

(i) changes in conditions affecting (x) generally, the semiconductor or any of the industrial industries with which the Company is involved or (y) the United States or global economy (unless, in the case of either (x) or (y), there is a substantially and materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries as the Company and its Subsidiaries),

(ii) general political, economic or business conditions or changes therein (including without limitation the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes or other natural disasters or acts of God) that do not affect the Company and its Subsidiaries, taken as a whole, in a substantially and materially disproportionate manner compared to other companies participating in the same industries as the Company,

(iii) changes, events or occurrences in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes or general financial or capital market conditions, including interest rates, or changes therein,

(iv) the negotiation, execution, announcement or performance of this Agreement or the performance or consummation of the transactions contemplated in this Agreement, any litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lenders, investors or employees (including without limitation, any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees),

(v) any action or omission required by this Agreement or pursuant to the express request of Parent, or any action otherwise taken by Parent or Merger Sub,

(vi) the effect of incurring and paying expenses to the Company Financial Advisor and other advisors to the Company in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement,

(vii) any changes in applicable Laws or the interpretation thereof after the date hereof,

(viii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof,

(ix) a decrease in the market price of the shares of Company Common Stock; provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease in market price has resulted in, or contributed to, a Company Material Adverse Effect,

(x) any failure by the Company to meet any internal or publicly disclosed projections, forecasts or estimates of revenue or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof; provided that the exception in this clause (x) shall not prevent or otherwise affect a determination that such failure or revision has resulted in, or contributed to, a Company Material Adverse Effect, and

(xi) any Proceeding made or brought by any holder of shares of Company Common Stock (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement.

“Company Material Contract” has the meaning set forth in Section 3.10(a).

“Company Option” has the meaning set forth in Section 2.3(a).

“Company Real Property Leases” has the meaning set forth in Section 3.9(c).

“Company Restricted Stock” has the meaning set forth in Section 2.3(c).

“Company Restricted Stock Unit” has the meaning set forth in Section 2.3(d).

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Stock Plans” has the meaning set forth in Section 2.3(a).

“Company Stockholder Approval” shall mean the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement in accordance with the DGCL and the Company Charter.

“Company Stockholders” means the holders of Company Common Stock.

“Company Stockholders Meeting” shall have the meaning set forth in Section 6.1(a).

“Company Subsidiary” means any Subsidiary of the Company and “Company Subsidiaries” means all of the Subsidiaries of the Company.

“Company Superior Proposal” shall have the meaning set forth in Section 5.4(d).

“Company Takeover Proposal” shall have the meaning set forth in Section 5.4(d).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(a).

“Continuing Options” has the meaning set forth in Section 2.3(a).

“Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Court” means any court or arbitration tribunal of the United States or any domestic state, and any political subdivision thereof, or any foreign jurisdiction.

“DGCL” has the meaning set forth in the Recitals.

“DLLCA” has the meaning set forth in the Recitals.

“DOJ” has the meaning set forth in Section 6.4(b).

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval System.

“Effective Time” has the meaning set forth in Section 1.2.

“Effective Time Company Employees” has the meaning set forth in Section 6.7(a).

“Environmental Law” has the meaning set forth in Section 3.12(b).

“Environmental Permits” has the meaning set forth in Section 3.12(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, in the case of the Company, any entity that, together with the Company or a Company Subsidiary, would be treated as a single employer under Section 414 of the Code, and in the case of Parent, any entity that, together with Parent or a Parent Subsidiary, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Ratio” has the meaning set forth in Section 2.1(a).

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

“Federal Trade Commission Act” means 15 U.S.C. §§ 41-58, as amended.

“FTC” has the meaning set forth in Section 6.4(b).

“GAAP” means accounting principles generally accepted in the United States consistently applied by a specified Person.

“Governmental Entity” means any domestic, foreign or supranational government or subdivision thereof, administrative, governmental, prosecutorial or regulatory authority, agency, commission, Court, tribunal or body or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 3.12(b).

“HSR Act” has the meaning set forth in Section 3.5.

“HSR Condition” has the meaning set forth in Section 8.1(e).

“Indemnified Party” has the meaning set forth in Section 6.8(b).

“Insurance Amount” has the meaning set forth in Section 6.8(c).

“Intellectual Property Rights” has the meaning set forth in Section 3.16(a).

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 3.5.

“Knowledge” means, with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the Company’s chief executive officer, divisional presidents, chief financial officer, corporate controller, senior vice president of technology and vice presidents of the Company’s business units, and with respect to Parent, the actual knowledge (without independent inquiry or investigation) of Parent’s chief executive officer, chief financial officer, corporate controller, and any vice president.

“Law” or “Laws” means any statute, law, code (including the Code) ordinance, Regulation, rule, guidance, Order, writ, injunction or decree of any state, commonwealth, federal, foreign, territorial or other court or Governmental Entity, subdivision, agency, department, commission, board, bureau or instrumentality of a Governmental Entity, including all decisions of Courts having the effect of Law in each such jurisdiction.

“Legal Requirement” means any federal, state, local, municipal, foreign or other Law, statute, constitution, principle of common Law, resolution, ordinance, code (including the Code), edict, decree, Regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of NASDAQ).

“Lien” means any mortgage, pledge, security interest, deed of trust, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, in all instances except to the extent any such Lien is a permitted Encumbrance.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the Nasdaq Stock Market, Inc.

“OBCA” means the Oregon Business Corporation Act.

“Order” means any judgment, order or decree of any Court or Governmental Entity, federal, foreign, state or local.

“Outside Date” has the meaning set forth in Section 8.1(e).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 6.18.

“Parent Assets” has the meaning set forth in Section 4.9(a).

“Parent Benefit Plan” means any material “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and any other material employment, incentive (equity-based or otherwise), severance, retention, change in control or other compensatory plan, contract, policy or arrangement that is maintained, administered or contributed to by Parent or any Parent Subsidiary in which any present or former employee of Parent or any Parent Subsidiary is a participant.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in the Recitals.

“Parent Bylaws” means the Bylaws of Parent.

“Parent Charter” means the Certificate of Incorporation of Parent, as amended.

“Parent Common Stock” means the common stock, without par value, of Parent.

“Parent Consents” has the meaning set forth in Section 4.5.

“Parent Disclosure Letter” has the meaning set forth in the first paragraph of Article IV.

“Parent ESPP” has the meaning set forth in Section 4.3(a).

“Parent Financial Advisor” has the meaning set forth in Section 4.19.

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent Material Adverse Effect” means any change, event, development or effect that (a) prevents Parent from consummating the Merger substantially on the terms and conditions provided for herein, (b) solely for purposes of Section 4.3(a), causes any inaccuracies in such representation and warranty resulting in an increase, individually or in the aggregate, of at least 269,945 shares of Parent Common Stock issued and outstanding or issuable pursuant to options and other rights beyond the number of shares of Parent Common Stock shown to be outstanding on September 27, 2008 in such section, (c) results in the exercise of, or the expiration of the ability of Parent to redeem, rights to purchase shares of Parent capital stock issued under the Rights Plan, or (d) is material and adverse to the business, financial condition or continuing results of operations of Parent and the Parent Subsidiaries taken as a whole; provided, however, that no change, event, development or effect relating to or resulting from the following, either alone or in combination, shall constitute, or be taken into account in determining whether there is or has been, a Parent Material Adverse Effect:

(i) changes in conditions affecting (x) generally, the semiconductor or any of the other industries with which the Company is involved or (y) the United States or global economy (unless, in the case of either (x) or (y), there is a substantially and materially disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries as Parent and its Subsidiaries),

(ii) general political, economic or business conditions or changes therein (including without limitation the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes or other natural disasters or acts of God) that do not affect Parent and its Subsidiaries, taken as a whole, in a substantially and materially disproportionate manner compared to other companies participating in the same industries as Parent,

(iii) changes, events or occurrences in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes or general financial or capital market conditions, including interest rates, or changes therein,

(iv) the negotiation, execution, announcement or performance of this Agreement or the performance or consummation of the transactions contemplated in this Agreement, any litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lenders, investors or employees (including without limitation, any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees),

(v) any action or omission required by this Agreement or pursuant to the express request of the Company, or any action otherwise taken by Parent or Merger Sub,

(vi) the effect of incurring and paying expenses to the Parent Financial Advisor and other advisors to Parent in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement,

(vii) any changes in applicable Laws or the interpretation thereof after the date hereof,

(viii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof,

(ix) a decrease in the market price of the shares of Parent Common Stock; provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease in market price has resulted in, or contributed to, a Parent Material Adverse Effect,

(x) any failure by Parent to meet any internal or publicly disclosed projections, forecasts or estimates of revenue or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof; provided that the exception in this clause (x) shall not prevent or otherwise affect a determination that such failure or revision has resulted in, or contributed to, a Parent Material Adverse Effect, and

(xi) any Proceeding made or brought by any holder of shares of Parent Common Stock (on the holder’s own behalf or on behalf of Parent) arising out of or related to this Agreement.

“Parent Material Contract” has the meaning set forth in Section 4.10(a).

“Parent Options” has the meaning set forth in Section 4.3(a).

“Parent Preferred Stock” has the meaning set forth in Section 4.3(a).

“Parent Restricted Stock Units” has the meaning set forth in Section 4.3(a).

“Parent SEC Documents” has the meaning set forth in Section 4.6(a).

“Parent Stock Plans” has the meaning set forth in Section 4.3(a).

“Parent Stockholder Approval” shall mean the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote to approve the issuance of the Merger Consideration in the Merger represented at a meeting at which a quorum is present in accordance with the OBCA, the Parent Charter and the rules of the NASDAQ Global Market.

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Stockholders Meeting” shall have the meaning set forth in Section 6.1(b).

“Parent Subsidiary” means any Subsidiary of Parent (including Merger Sub) and “Parent Subsidiaries” means all of the Subsidiaries of Parent.

“Parent Superior Proposal” shall have the meaning set forth in Section 5.5(d).

“Parent Takeover Proposal” shall have the meaning set forth in Section 5.5(d).

“Permit” means any and all permits, licenses, authorizations, certificates, franchises, registrations or other approvals granted by any Governmental Entity.

“Permitted Encumbrances” means the following: (a) Liens for taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto; (b) mechanics’ and materialmen’s Liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto; (c) Liens in respect of judgments or awards with respect to which the specified Person or one of its Subsidiaries will in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which such Person or such Subsidiary will have secured a stay of execution pending such appeal or such proceeding for review; provided that, such Person or such Subsidiary will have set aside on its books adequate reserves with respect thereto; (d) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person or any of its Subsidiaries; provided that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held; (e) any Lien or privilege vested in any lessor or licensor for rent or other obligations of a specified Person or any of its Subsidiaries thereunder so long as the payment of such rent or the performance of such obligations is not delinquent; and (f) encumbrances which secure deposits of public funds as required by Law.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but does not include a Governmental Entity or Court.

“Registration Statement” has the meaning set forth in Section 4.5.

“Regulation” means any rule or regulation of any Governmental Entity having the effect of Law.

“Regulation S-K” means 17 CFR § 229.10, et seq.

“Regulation S-X” means 17 CFR § 210.1-01, et seq.

“Representative” means any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the specified Person.

“Restricted Stock Agreement” has the meaning set forth in Section 2.3(c).

“Rights Plan” means the Amended and Restated Rights Agreement, dated as of March 1, 2001, between Parent and Mellon Investor Services LLC, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 2.1(d).

“Sherman Act” means the Sherman Antitrust Act, 15 U.S.C. §§1-7, as amended.

“Solvent” means, with respect to any Person, that (i) the property of such Person, at a fair valuation, exceeds the sum of its debts (including contingent and unliquidated debts), (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured, (iii) such Person does not have unreasonably small capital with which to conduct its business and (iv) such Person does not intend or believe that it will incur debts beyond its ability to pay as they mature. For purposes of this definition, the amount of contingent or unliquidated liabilities at any time shall be the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

“SOX” means the Sarbanes-Oxley Act of 2002, and the Regulations promulgated thereunder.

A “Subsidiary” of a specified Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Surviving Company” shall have the meaning set forth in Section 1.1.

“Surviving Company Employee Plan” shall have the meaning set forth in Section 6.7(b).

“Tax Proceedings” has the meaning set forth in Section 3.15(b).

“Tax Returns” means all returns, declarations, reports, information returns or reports, elections, claims for refund or other statements or forms relating to Taxes, including all schedules or attachments thereto, and including all amendments thereof.

“Taxes” means all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms will include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

“Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Third Party” means, (i) with respect to the Company, and Person or group other than Parent, Merger Sub or any Affiliate thereof, and (ii) with respect to Parent, any Person or group other than the Company or an Affiliate thereof.

“Transfer Agent” has the meaning set forth in Section 2.6(a).

Section 9.2 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon termination of this Agreement, except that the agreements set forth in Article II, Section 6.7 (Employee Benefit Plans), Section 6.8 (Indemnification of Directors and Officers), Section 8.3 (Expenses and Termination Fees) and this Article IX shall survive the Effective Time.

Section 9.3 Specific Performance. Parent, Merger Sub and the Company agree that money damages would not be a sufficient remedy for any breach of this Agreement by any party hereto. It is hereby agreed that each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and to enforce compliance with those covenants of any other party set forth in Article V or Article VI. In connection with any request for specific performance or equitable relief by any party, each party waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to each party.

Section 9.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given when delivered personally (including by courier or overnight courier with confirmation), telecopied (with confirmation), or delivered by an overnight courier (with confirmation) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

(a)	If to the Parent or Merger Sub, to:

Electro Scientific Industries, Inc.

13900 NW Science Park Drive

Portland, OR 97229

Attention: Nicholas Konidaris

Fax No.: (503) 671-5698

with a copy to:

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, OR 97204

Attention: Henry H. Hewitt, Esq.

                 Steven Hull, Esq.

Fax No.: (503) 220-2480

(b)	If to the Company, to:

Zygo Corporation

Laurel Brook Road

Middlefield, CT 06455

Attention: J. Bruce Robinson

Fax No.: (860) 347-8372

with a copy to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue, 31st Floor

New York, NY 10103

Attention: Paul Jacobs, Esq.

                 Sheldon G. Nussbaum, Esq.

Fax No.: (212) 318-3400

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner.

Section 9.5 Amendments and Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that an amendment made subsequent to adoption of this Agreement by the Company Stockholders shall not (a) alter or change the amount or kind of consideration to be received on conversion of Company Common Stock or (b) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the Company Stockholders in any material respect.

Section 9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

Section 9.7 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ONE OR MORE OF THE FOREGOING.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9 Third Party Beneficiaries. Except for (a) the rights of the Company Stockholders to receive the Merger Consideration after the Effective Time, (b) the rights of holders of Company equity awards pursuant to Section 2.3, (c) the provisions of Section 6.7(c), and (d) the provisions of Section 6.8 (Indemnification of Directors and Officers), this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10 Governing Law; Exclusive Jurisdiction.

(a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY SITTING IN WILMINGTON, DELAWARE (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR

EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

Section 9.11 Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.12 Disclosure Letters. Disclosure of any matter in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to which the relevance of such information is reasonably apparent on its face. The mere inclusion of an item in such Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 9.13 Interpretation; Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The phrase “the date of this Agreement” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, (i) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” shall not be exclusive, (iii) the words “hereof,” “herein,” “hereunder” and “hereto” words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, (iv) all references to any period of days shall be to the relevant number of calendar days unless otherwise specified, (v) all references to dollars or $ shall be references to United States dollars, and (vi) all accounting terms shall have their respective meanings under GAAP. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.14 Personal Liability. Neither this Agreement nor any other document delivered in connection with this Agreement shall create or be deemed to create or permit any personal liability or obligation on the part of any officer or director or manager of the Company or of Parent or Merger Sub.

Section 9.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Facsimile or PDF transmission of any signature will be deemed the same as delivery of an original.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZYGO CORPORATION

By:	/s/ J. Bruce Robinson
Name:	J. Bruce Robinson
Title:	President and Chief Executive Officer

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:	/s/ Nicholas Konidaris
Name:	Nicholas Konidaris
Title:	President and Chief Executive Officer

ZIRKON MERGER SUB, LLC

By:	Electro Scientific Industries, Inc., its Manager

	By:	/s/ Nicholas Konidaris
	Name:	Nicholas Konidaris
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION